Exhibit 4.2

Skylight Health Group Inc. (formerly CB2 Insights Inc.)

Audited Consolidated Financial Statements

For the years ended December 31, 2020 and 2019.

(Expressed in Canadian Dollars)

SKYLIGHT HEALTH GROUP INC. (formerly CB2 Insights Inc.)

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Management’s Responsibility for Consolidated Financial Reporting	1
Independent Auditor’s Report	2-4
Consolidated Financial Statements
Consolidated Statements of Financial Position	5
Consolidated Statements of Loss and Comprehensive Loss	6
Consolidated Statements of Cash Flows	7
Consolidated Statements of Changes in Shareholders’ Equity	8-9
Notes to the Consolidated Financial Statements	10-58

Skylight Health Group Inc. (formerly CB2 Insights Inc.)

Audited Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian Dollars)

Management’s Report on Financial Statements

The consolidated financial statements of Skylight Health Group Inc. (formerly CB2 Insights Inc.) (“the Company”) have been prepared by, and are the responsibility of, the Company’s management. The consolidated financial statements are prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and reflect management’s best estimates and judgments based on information currently available. In the opinion of management, the accounting practices utilized are appropriate in the circumstances and the consolidated financial statements fairly reflect the financial position and results of operations of the Company.

The Board of Directors is responsible for ensuring management fulfills its financial reporting responsibilities. The Audit Committee meets with the Company’s management and external auditors to discuss the results of the audit and to review the consolidated financial statements prior to the Audit Committee’s submission to the Board of Directors for approval. The Audit Committee also reviews with management the Company’s systems of internal control, and reviews the scope of the external auditors’ audit and non-audit work. The Audit Committee is composed entirely of directors not involved in the daily operations of the Company who are thus considered to be free from any relationship that could interfere with their exercise of independent judgment as a committee member.

Grant Thornton LLP, an independent firm of Chartered Professional Accountants, is appointed by the shareholders to audit the consolidated financial statements and report directly to them; their report follows. The external auditors have full and free access to, and meet periodically and separately with, both the Committee and management to discuss their audit findings.

April 19, 2021

“Pradyum Sekar”	“Andrew Elinesky”

Signed: CEO	Signed: CFO

Grant Thornton LLP
Suite 501 201 City Centre Drive
Mississauga, ON
L5B 2T4

T +1 416 366 0100
F +1 905 804 0509

Independent auditor’s report

To the shareholders of Skylight Health Group Inc.

Opinion

We have audited the consolidated financial statements of Skylight Health Group Inc. (formerly CB2 Insights Inc.) (the “Company”), which comprise the consolidated statements of financial position as at December 31, 2020 and December 31, 2019 and the consolidated statements of loss and comprehensive loss, consolidated statements of changes in shareholders’ equity and consolidated statements of cash flows for the years then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as at December 31, 2020 and December 31, 2019, and its consolidated financial performance and its consolidated cash flows for the years then ended in accordance with International Financial Reporting Standards (IFRSs).

Basis for Opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the consolidated Financial Statements section of our report. We are independent of the Company in accordance with the ethical requirements that are relevant to our audit of the consolidated financial statements in Canada, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Information Other than the Consolidated Financial Statements and Auditor’s Report Thereon

Management is responsible for the other information. The other information comprises the Management Discussion and Analysis but does not include the consolidated financial statements and our auditor’s report thereon.

Our opinion on the consolidated financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

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© Grant Thornton LLP. A Canadian Member of Grant Thornton International Ltd	2

In connection with our audit of the consolidated financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audit or otherwise appears to be materially misstated.

If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

Responsibilities of Management and Those Charged with Governance for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with International Financial Reporting Standards (IFRSs), and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Company’s financial reporting process.

Auditor’s Responsibilities for the Audit of the consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•

Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Company to cease to continue as a going concern.

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© Grant Thornton LLP. A Canadian Member of Grant Thornton International Ltd	3

•

Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

•

Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Company to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

The engagement partner on the audit resulting in this independent auditor’s report is Grant Cuylle.

Mississauga, Canada	Chartered Professional Accountants
April 19, 2021	Licensed Public Accountants

Audit | Tax | Advisory
© Grant Thornton LLP. A Canadian Member of Grant Thornton International Ltd	4

SKYLIGHT HEALTH GROUP INC. (formerly CB2 Insights Inc.)

Consolidated Statements of Financial Position

(Expressed in Canadian dollars)

As at December 31,		2020 $	2019 $
ASSETS
Current assets
Cash		20,051,734	130,273
Inventories		31,319	36,965
Trade and other receivables	Note 12	528,827	309,353
Prepaid expenses		749,201	25,436

Total current assets		21,361,081	502,027
Non-current
Furniture and equipment	Note 13	88,229	182,028
Right-of-use assets	Note 14	1,325,087	1,532,128
Computer software and technology	Note 15	1,129,117	1,312,170
Other Intangible assets	Note 16	5,344,131	4,321,118
Goodwill	Note 16	2,224,432	1,634,611

Total assets		31,472,077	9,484,082

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	Note 17	1,123,275	1,849,115
Payable to related parties		—	24,840
Promissory note payable	Note 18	—	4,003,465
Loan payable	Note 20	446,196	—
Purchase consideration payable	Note 11	526,393	566,318
Lease liabilities	Note 14	618,601	769,570

Total current liabilities		2,714,465	7,213,308
Non-current
Loan payable	Note 20	315,907	—
Lease liabilities	Note 14	803,741	883,441

Total liabilities		3,834,113	8,096,749

SHAREHOLDERS’ EQUITY
Share capital	Note 22	43,454,107	12,224,770
Warrant reserve	Note 22	2,539,191	3,356,534
Option reserve	Note 22	4,349,184	1,552,361
Share and units to be issued		5,259	334,903
Accumulated other comprehensive income		450,272	440,976
Accumulated deficit		(23,160,049)	(16,522,211)

Total shareholders’ equity		27,637,964	1,387,333

Total liabilities and shareholders’ equity		31,472,077	9,484,082

The accompanying notes are an integral part of these consolidated financial statements.

Subsequent events (Note 27)

SKYLIGHT HEALTH GROUP INC. (formerly CB2 Insights Inc.)

Consolidated Statements of Loss and Comprehensive Loss

(Expressed in Canadian dollars)

For the years ended December 31,		2020 $	2019 $
Revenues
Clinic		12,897,826	13,278,075
Contract research solutions		189,981	110,138
Software		53,420	35,534

		13,141,227	13,423,747
Cost of sales		4,111,765	4,100,672

Gross profit		9,029,462	9,323,075

Operating Expenses
Salaries and wages		5,918,575	6,514,287
Office and administration		1,565,699	1,836,397
Marketing and business development		626,345	1,057,861
Professional fees		970,545	1,851,168
Director fees		226,500	136,500
Rent		138,577	225,541
Share-based compensation		4,312,647	1,120,813
Impairment of goodwill and intangible assets		—	3,607,499
Depreciation and amortization		2,324,384	2,257,560

Total operating expenses		16,083,272	18,607,626

Loss from operations		(7,053,810)	(9,284,551)

Finance expenses
Foreign exchange loss		178,134	266,422
Reverse takeover transaction cost	Note 4	—	807,995
Change in fair value of financial liabilities	Note 19	2,156,002	429,338
Accretion on purchase consideration payable, loan payable and convertible debentures	Note 8 and 20	75,062	28,632
Interest on lease liabilities	Note 14	166,200	212,315
Gain on debt settlement-net	Note 18	(147,851)	(166,311)

Net loss before income taxes		(9,481,357)	(10,862,942)
Income tax expense	Note 21	—	111,510

Net loss		(9,481,357)	(10,974,452)

Other comprehensive loss
Exchange difference on translation of foreign operations, net of tax		9,296	(17,014)

Net loss and comprehensive loss		(9,472,061)	(10,991,466)

Basic and diluted net loss per common share		(0.087)	(0.142)

Weighted average number of common shares outstanding- basic and diluted		109,421,094	77,196,975

The accompanying notes are an integral part of these consolidated financial statements.

SKYLIGHT HEALTH GROUP INC. (formerly CB2 Insights Inc.)

Consolidated Statements of Cash Flows

(Expressed in Canadian dollars)

For the years ended December 31,		2020 $	2019 $
Operating activities
Net loss		(9,481,357)	(10,974,452)
Adjustments for items not affecting cash:
Depreciation and amortization		2,324,384	2,257,560
Unrealized foreign exchange loss		141,680	263,970
Accretion on purchase consideration payable, loan payable and convertible debentures		75,062	28,632
Interest on lease liabilities		166,200	212,315
Impairment loss		—	3,607,499
Reverse takeover transaction cost		—	807,995
Share-based compensation		4,312,647	1,120,813
Write-off of bad debt		44,197	—
Gain on debt settlement-net		(147,851)	(166,311)
Change in fair value of financial liabilities		2,156,002	429,338
Other income related to loan payable		(39,798)	—
Changes in non-cash working capital items:
Inventories		5,181	54,496
Trade and other receivables	Note 12	(533,869)	(14,746)
Prepaid expenses		(763,211)	5,783
Accounts payable and accrued liabilities		(146,609)	1,106,886
Income taxes		—	111,460

Cash used in operating activities		(1,887,342)	(1,148,762)

Investing activities
Purchase of furniture and equipment		(31,417)	(71,423)
Development of computer software		(658,144)	(1,048,602)
Acquisitions, net of cash acquired		(1,702,916)	(722,283)

Cash used in investing activities		(2,392,477)	(1,842,308)

Financing activities
(Repayment to) proceeds from related parties		(25,146)	24,840
Proceeds from shares and warrants issued and to be issued		24,253,731	2,761,832
Proceeds from loan	Note 20	916,958	—
Principal payment of lease liabilities		(792,701)	(706,619)
Interest paid on lease liabilities		(166,200)	(195,609)
Proceeds from issuance of promissory note		—	787,800
Interest paid on promissory note		(191,705)	—

Cash provided by financing activities		23,994,937	2,672,244

Net increase (decrease) in cash during the year		19,715,118	(318,826)
Effect of foreign currency on cash		206,343	15,266
Cash and cash equivalents, beginning of year		130,273	433,833

Cash and cash equivalents, end of year		20,051,734	130,273

The accompanying notes are an integral part of these consolidated financial statements.

SKYLIGHT HEALTH GROUP INC. (formerly CB2 Insights Inc.)

Consolidated Statements of Changes in Shareholders’ Equity

For the years ended December 31, 2020 and December 31, 2019

(Expressed in Canadian dollars)

	Number of shares #	Share Capital $	Warrant Reserve $	Option Reserve $	Shares and units to be issued $	Accumulated other comprehensive income $	Deficit $	Total $
Balance, January 1, 2020	82,836,742	12,224,770	3,356,534	1,552,361	334,903	440,976	(16,522,211)	1,387,333
Private placement (Note 22(b))	34,453,641	3,897,980	1,270,066	—	—	—	—	5,168,046
Bought deals (Note 22(b))	26,036,000	19,550,920	—	—	—	—	—	19,550,920
Share issuance costs—cash	—	(1,834,037)	(44,300)	—	—	—	—	(1,878,337)
Share issuance costs—warrant	—	(988,267)	988,267	—	—	—	—	—
Shares issued in settlement of promissory note	10,412,250	5,518,493	—	—	—	—	—	5,518,493
Share-based compensation	2,516,756	269,264	—	4,312,647	—	—	—	4,581,911
Shares issued for services	1,465,906	390,149	—	—	—	—	—	390,149
Shares issued and to be issued in settlement of accrued interest (Note 18 and 22(b))	2,439,312	229,722	—	—	(115,907)	—	—	113,815
Share issued in settlement of contingent consideration	4,389,556	553,948	—	—	—	—	—	553,948
Shares issued and to be issued against exercise of warrants	8,667,503	2,790,684	(1,563,739)	—	(215,087)	—	—	1,011,858
Exercise of stock options	1,457,280	755,981	—	(356,087)	1,350	—	—	401,244
Shares issued in lieu of directors’ fees	675,000	94,500	—	—	—	—	—	94,500
Warrants and options expired	—	—	(1,683,782)	(1,159,737)	—	—	2,843,519	—
Warrants issued for amendment of promissory note	—	—	216,145	—	—	—	—	216,145
Foreign currency translation	—	—	—	—	—	9,296	—	9,296
Net loss for the year	—	—	—	—	—	—	(9,481,357)	(9,481,357)

Balance, December 31, 2020	175,349,946	43,454,107	2,539,191	4,349,184	5,259	450,272	(23,160,049)	27,637,964

The accompanying notes are an integral part of these consolidated financial statements.

SKYLIGHT HEALTH GROUP INC. (formerly CB2 Insights Inc.)

Consolidated Statements of Changes in Shareholders’ Equity (continued)

For the years ended December 31, 2020 and December 31, 2019

(Expressed in Canadian dollars)

	Number of shares #	Share Capital $	Warrant Reserve $	Option Reserve $	Shares and units to be issued $	Equity component of convertible debenture $	Accumulated other comprehensive income $	Deficit $	Total $
Balance, January 1, 2019	63,373,816	7,794,137	2,685,560	301,623	75,499	82,428	457,990	(5,547,759)	5,849,478
Private placement (Note 22(b))	5,133,338	1,711,384	855,285	—	(75,499)	—	—	—	2,491,170
Share issuance costs—cash	—	(21,726)	(8,146)	—	—	—	—	—	(29,872)
Share issuance costs—warrant	—	(25,799)	25,799	—	—	—	—	—	—
Shares issued in settlement of convertible debentures	7,594,547	1,093,549	—	—	—	(82,428)	—	—	1,011,121
Shares issued on acquisitions	950,000	294,500	—	—	—	—	—	—	294,500
Rights issue	7,281	3,276	—	—	—	—	—	—	3,276
Share-based compensation	—	—	—	1,120,813	—	—	—	—	1,120,813
Shares issued and to be issued in settlement of accrued interest	2,297,498	369,131	—	—	115,907	—	—	—	485,038
Exercise of stock options	355,560	67,954	—	(58,154)	—	—	—	—	9,800
Share issued in settlement of contingent consideration	1,000,380	144,930	—	—	—	—	—	—	144,930
Shares issued and to be issued against exercise of warrants	760,686	289,161	(220,699)	—	218,996	—	—	—	287,458
Shares issued on reverse takeover	1,363,636	504,273	18,735	188,079	—	—	—	—	711,087
Foreign currency translation	—	—	—	—	—	—	(17,014)	—	(17,014)
Net loss for the year	—	—	—	—	—	—	—	(10,974,452)	(10,974,452)

Balance, December 31, 2019	82,836,742	12,224,770	3,356,534	1,552,361	334,903	—	440,976	(16,522,211)	1,387,333

The accompanying notes are an integral part of these consolidated financial statements

SKYLIGHT HEALTH GROUP INC. (formerly CB2 Insights Inc.)

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars)

1.	NATURE OF OPERATIONS

Nature of Operations

Skylight Health Group Inc. (“SHG” or the “Company”), formerly CB2 Insights Inc. (“CB2”), is a healthcare services and technology company, working to positively impact patient health outcomes. The Company operates a US multi-state health network that comprises physical multi-disciplinary medical clinics providing a range of services from primary care, sub-specialty, allied health and diagnostic testing. The Company was incorporated on December 27, 2017 under the Canada Business Corporations Act and completed a reverse takeover (“RTO”) on February 27, 2019 (the “Closing Date”) with MVC Technologies Inc. (“MVC”) which was incorporated in the province of Ontario on November 3, 2014 under the Ontario Business Corporation Act (“OBCA”). Pursuant to the special meeting of the shareholders of the Company held on November 23, 2020, the name of the Company was changed from CB2 Insights Inc. to Skylight Health Group Inc. The head office of the Company is located at 5520 Explorer Drive, Mississauga, Ontario, Canada, L4W 5L1.

On January 5, 2021, the Company’s shares commenced trading on the TSX-V under the symbol “SHG” after getting voluntarily delisted from the Canadian Securities Exchange on January 4, 2021.

Going Concern

These consolidated financial statements have been prepared on a going concern basis in accordance with International Financial Reporting Standards (“IFRS”). The going concern basis of presentation assumes that the Company will continue in operation for the foreseeable future and be able to realize its assets and discharge its liabilities and commitments in the normal course of business.

Covid-19 Pandemic

On March 11, 2020, the World Health Organization declared the ongoing COVID-19 outbreak as a global health emergency. This resulted in governments worldwide enacting emergency measures to combat the spread of the virus, including the closure of certain non-essential businesses.

During the year ended December 31, 2020, the pandemic did not have a material impact on the Company’s operations. While medical clinics had generally been deemed an essential business, the Company was able to switch to virtual appointments thereby reducing the impact on operations and enabled the Company to achieve savings in clinical operating expenses. As at December 31, 2020, the Company did not observe any impairment of its assets or a significant change in the fair value of assets due to the COVID-19 pandemic. The Company has taken steps to minimize the potential impact of the pandemic including safety measures with respect to personal protective equipment, the reduction in travel and the implementation of a virtual office including regular video conference meetings and participation in virtual Company events, trade shows, customer meetings and other virtual events. In addition, as explained in note 20, the Company obtained a loan under the Paycheck Protection Program (PPP) offered by US Small Business Administration as part of COVID-19 relief measures.

Due to the rapid developments and uncertainty surrounding COVID-19, it is not possible to predict the impact that COVID-19 will have on the Company’s business, financial position and operating results in the future. In addition, it is possible that estimates in the Company’s financial statements will change in the near term as a result of COVID-19 and the effect of any such changes could be material, which could result in, among other things, impairment of long-lived assets including intangibles and goodwill. The Company is closely monitoring the impact of the pandemic on all aspects of its business.

SKYLIGHT HEALTH GROUP INC. (formerly CB2 Insights Inc.)

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars)

2.	BASIS OF PRESENTATION

2.1 Statement of compliance

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) issued by the International Accounting Standards Board (“IASB”) and Interpretations of the International Financial Reporting Interpretations Committee (“IFRIC”).

These consolidated financial statements were approved and authorized for issue by the Board of Directors of the Company on April 19, 2021.

2.2 Basis of consolidation

Subsidiaries are entities controlled by Skylight Health Group Inc. An entity is controlled when the Company has the ability to direct the relevant activities of the entity, has exposure or rights to variable returns from its involvement with the entity, and is able to use its power over the entity to affect its returns from the entity. The subsidiaries are consolidated from the date on which control is transferred to the Company and will cease to be consolidated from the date on which control is transferred out of the Company. The Company also assesses existence of control where it does not have more than 50% of voting power but is able to control the investee by virtue of de facto control.

The Company’s subsidiaries include entities which are controlled via contractual arrangements that provide the Company with control over these entities. The results of subsidiaries acquired or disposed-off during the period are included in the consolidated statements of loss and comprehensive loss from the effective date of acquisition and up to the effective date of disposal, as appropriate. Where necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies into line with those used by other members of the group.

Intra-group balances and transactions, and any unrealized gains and losses or income and expenses arising from intragroup transactions are eliminated in preparing the consolidated financial statements. Unrealized gains arising from transactions with subsidiaries are eliminated to the extent of the Company’s interest in the entity. Unrealized losses are eliminated in the same way as unrealized gains, but only to the extent that there is no evidence of impairment.

The consolidated financial statements of the Company set out the assets, liabilities, expenses, and cash flows of the Company and its subsidiaries, namely:

	Country of	Ownership Interest at December 31,
Entity	Incorporation	2020	2019
MVC Technologies Inc.	Canada	100%	100%
MVC Technologies USA Inc.	USA	100%	100%
MVC New Jersey Medical Group, P.C	USA	0%	0%
MVC Colorado, P.C.	USA	0%	0%
Skylight Health Group MA, P.C.	USA	0%	0%
Skylight Health Group New Jersey, P.C.	USA	0%	0%
Maverick County Medical Family Center, P.A.	USA	0%	N/A
Michael R. Jackson, M.D., P.S.	USA	0%	N/A
Health Care Resource Management, LLC	USA	100%	N/A
Perimeter Pain, P.C.	USA	0%	N/A

SKYLIGHT HEALTH GROUP INC. (formerly CB2 Insights Inc.)

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars)

2.	BASIS OF PRESENTATION (continued)

2.3 Basis of measurement

The consolidated financial statements have been prepared on the historical cost basis

Functional and presentation currency

The consolidated financial statements are presented in Canadian dollars. The functional currency of each entity in the Group is determined separately in accordance with International Accounting Standard IAS 21 – The Effects of Changes in Foreign Exchange Rates and is measured using the currency of the primary economic environment in which the entity operates (“the functional currency”). The functional currency is the United States Dollar (“USD”) for operations in the United States including MVC Technologies USA Inc., MVC New Jersey Medical Group, P.C., MVC Colorado, P.C., Skylight Health Group MA, P.C., Skylight Health Group New Jersey, P.C., Maverick County Medical Family Center, P.A., Michael R. Jackson, M.D., P.S., Healthcare Resource Management, LLC. and Perimeter Pain, P.C. and the Canadian dollar (“CAD”) for operations in Canada under Skylight Health Group Inc. including MVC Technologies Inc.

Translation gains and losses resulting from translation of functional currency balances of subsidiaries into the presentation currency and those relating to intercompany loans from foreign operations, for which settlement is neither planned nor likely to occur in the foreseeable future, are recorded in other comprehensive income. Foreign currency transactions are recorded at the exchange rate as at the date of the transaction. At each statement of financial position date, monetary assets and liabilities are translated using the period end foreign exchange rate. Nonmonetary assets and liabilities in foreign currencies other than the functional currency are translated using the historical rate. All gains and losses on translation of foreign currency transactions not in the entity’s functional currency are included in the profit and loss.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue recognition

To determine the amount and timing of revenue to be recognized, the Company follows a 5-step process:

1. Identifying the contract with a customer;

2. Identifying the performance obligations;

3. Determining the transaction price;

4. Allocating the transaction price to the performance obligations; and

5. Recognizing revenue when/as performance obligation(s) are satisfied.

Clinic solutions revenue

The Company recognizes revenue from the provision of primary care, wellness, pain management services, interventional procedures, weight management, regenerative medicine and aesthetics. The Company receives payments for these services from third-party payers as well as from patients who have health insurance where they may bear some cost of the service in the form of coinsurance or deductibles. The Company primarily operates a traditional insurable fee-for-service model contracting with Medicare, Medicaid and other commercial payers. The Company recognises revenue relating to the health insurance on an accrual basis at a time when the right to receive the insurance amount is established.

The Company recognizes revenue from the provision of consultation services and discussing various treatment plans with patients, including the use of medical cannabis, to alleviate their symptoms. Revenue is recognized at the point in time when these services are provided to the patients. The Company requires upfront payment from patients for their visit.

SKYLIGHT HEALTH GROUP INC. (formerly CB2 Insights Inc.)

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars)

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue recognition (continued)

Contract research revenue

Revenue from a contract to provide research services is recognized over time as the services are rendered based on time spent. This revenue is generated (and performance obligation met) by providing research services to customers.

Software revenue

Sail is a Clinical Decision Support (CDS) platform with a suite of practice management tools built to support the workflows of a clinician and/or their clinical practice specializing in medical cannabis. The platform is licensed to cannabis and other specialty clinics as a full-scale practice management software tool that supports a clinic’s entire management processes. The Company provides access to the platform to clinicians on a subscription basis.

TokeIn provides a SaaS-based customer relationship management (CRM) software and a sales and marketing platform with loyalty and rewards programs. The subscription fee is billed to the customer and recognized as revenue at the end of each month and is receivable within 15 days.

The Company has determined that the provision of licenses to customers for both the Sail and TokeIn platforms to be a right to use and revenue is recognized over time on a monthly basis as subscription fees are charged to customers.

Inventories

Inventories are held for resale and are recorded at the lower of average cost and net realizable value.

Furniture and equipment

Items of furniture and equipment are recorded at cost less accumulated depreciation. Cost includes all expenditures incurred to bring assets to the location and condition necessary for them to be operated in the manner intended by management. All furniture and equipment is amortized on a straight-line basis over a 3 year useful life.

SKYLIGHT HEALTH GROUP INC. (formerly CB2 Insights Inc.)

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars)

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Computer software and technology

The Company incurs costs associated with the design and development of its CDS software. Expenditures during the research phase are expensed as incurred.

Expenditures during the development phase are capitalized if the Company can demonstrate each of the following criteria: (i) the technical feasibility of completing the intangible asset so that it will be available for use or sale, (ii) its intention to complete the intangible asset and use or sell it, (iii) its ability to use or sell the intangible asset, (iv) how the intangible asset will generate probable future economic benefits, (v) the availability of adequate technical, financial and other resources to complete the development and to use or sell the intangible asset, and (vi) its ability to measure reliably the expenditure attributable to the intangible asset during its development; otherwise, they are expensed as incurred. Costs associated with maintaining computer software programs are recognized as an expense as incurred. Internally generated software development costs recognized as intangible assets are carried at cost less any accumulated amortization on a straight-line basis over 3 years after available for commercial release. These assets are subject to impairment testing as described below.

Intangible assets

Intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets acquired in a business combination is their fair value at the date of acquisition. Following initial recognition, intangible assets are carried at cost less any accumulated amortization and accumulated impairment losses. The useful lives of intangible assets are assessed as either finite or indefinite.

Intangible assets with finite lives are amortized over the useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortization period and the amortization method for an intangible asset with a finite useful life are reviewed at least at the end of each reporting period. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are considered to modify the amortization period or method, as appropriate, and are treated as changes in accounting estimates. The amortization expense on intangible assets with finite lives is recognised in the statement of loss and comprehensive loss in the expense category that is consistent with the function of the intangible assets.

Intangible assets with indefinite useful lives are not amortized, but are tested for impairment annually, either individually or at the cash-generating unit level. The assessment of indefinite life is reviewed annually to determine whether the indefinite life continues to be supportable. If not, the change in useful life from indefinite to finite is made on a prospective basis.

Gains or losses arising from de-recognition of an intangible asset are measured as the difference between the net disposal proceeds and the carrying amount of the asset and are recognized in the statement of loss and comprehensive loss when the asset is derecognized.

Customer relationships, brand and non-compete clause

The Company acquired customer relationships, brand and non-compete clause as part of various acquisitions. Customer relationships and non-compete clause are being amortized on a straight line basis over a 5 year useful life whereas brands have an indefinite useful life.

SKYLIGHT HEALTH GROUP INC. (formerly CB2 Insights Inc.)

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars)

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Impairment of non-financial assets

The Company reviews goodwill and indefinite life intangible assets for impairment annually, or when events or changes in circumstances indicate the carrying value of the assets may not be recoverable. The Company reviews the carrying amounts of its finite life non-financial assets, when events or changes in circumstances indicate the carrying value of the assets may not be recoverable. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss, if any. Where it is not possible to estimate the recoverable amount of an individual asset, the Company estimates the recoverable amount of the cash generating unit (“CGU”) to which the asset belongs. Each of the Company’s operations in the US and Canada are CGUs for purposes of evaluating impairment and measuring recoverable amounts.

Recoverable amount is the higher of fair value less costs of disposal (“FVLCD”) and value in use (“VIU”). In assessing VIU, the estimated future cash flows to be derived from continuing use of the asset or cash generating unit are discounted to their present value using a pre-tax discount rate that reflects the time value of money and the risks specific to the asset. FVLCD is the price that would be received to sell an asset or cash generating unit in an orderly transaction between market participants at the measurement date, less the costs of disposal. When a binding sale agreement is not available, FVLCD is estimated using a discounted cash flow approach with inputs and assumptions consistent with those of a market participant. If the recoverable amount of an asset or cash generating unit is estimated to be less than its carrying amount, the carrying amount of the asset or cash generating unit is reduced to its recoverable amount.

An impairment loss is recognized immediately in statements of loss and comprehensive loss. With the exception of goodwill, where an impairment loss subsequently reverses, the carrying amount of the asset (cash generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset (or cash generating unit) in prior years. A previously recognized impairment loss is reversed only if there has been a change in the assumptions used to determine the asset’s recoverable amount since the last impairment loss was recognized.

Income taxes

Income tax expense consists of current and deferred tax expense. Current and deferred tax are recognized in profit or loss except to the extent that it relates to items recognized directly in equity or other comprehensive income.

Current tax is recognized and measured at the amount expected to be recovered from or payable to the taxation authorities based on the income tax rates enacted or substantively enacted at the end of the reporting period and includes any adjustment to taxes payable in respect of previous years.

Deferred tax is recognized on any temporary differences between the carrying amounts of assets and liabilities in the consolidated financial statements and the corresponding tax bases used in the computation of taxable earnings. Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the period when the asset is realized and the liability is settled. The effect of a change in the enacted or substantively enacted tax rates is recognized in the statements of loss and comprehensive loss or in equity depending on the item to which the adjustment relates.

Deferred tax assets are recognized to the extent future recovery is probable. At each reporting period end, deferred tax assets are reduced to the extent that it is no longer probable that sufficient taxable earnings will be available to allow all or part of the asset to be recovered.

SKYLIGHT HEALTH GROUP INC. (formerly CB2 Insights Inc.)

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars)

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income taxes (continued)

Provisions for taxes are made using the best estimate of the amount expected to be paid based on a qualitative assessment of all relevant factors. The Company reviews the adequacy of these provisions at the end of the reporting period. However, it is possible that at some future date an additional liability could result from audits by taxing authorities. Where the final outcome of these tax related matters is different from the amounts that were initially recorded, such differences will affect the tax provisions in the period in which such determination is made.

Segment information

The Company’s Chief Executive Officer has been identified as the Chief Operating Decision Maker (the “CODM”) with respect to segmented information disclosures. The CODM represents the appropriate level of management to analyze and determine the distinct operating segments of the Company. The CODM examine the Company’s performance both from a product and geographic perspective and has identified two reportable segments of its business, namely the US and the Canadian operations. Both of the geographic operations segments also align with the product segments that is, clinic business and software business which comprises of software and contract research revenue.

Financial instruments

Recognition and initial measurement

Financial assets and financial liabilities, including derivatives, are recognized in the statement of financial position when the Company becomes a party to the contractual provisions of a financial instrument or non-financial derivative contract. All financial instruments are measured at fair value on initial recognition. Transaction costs that are directly attributable to the acquisition or issuance of financial assets and financial liabilities, other than financial assets and financial liabilities classified as FVTPL, are added to or deducted from the fair value on initial recognition. Transaction costs directly attributable to the acquisition of financial assets or financial liabilities classified as FVTPL are recognized immediately in statements of loss and comprehensive loss.

Classification and subsequent measurement

The Company classifies financial assets, at the time of initial recognition, according to the Company’s business model for managing the financial assets and the contractual terms of the cash flows. Financial assets are classified in the following measurement categories:

a) amortized cost

b) fair value through profit or loss (FVTPL), or

c) fair value through other comprehensive income (FVTOCI).

Financial assets are subsequently measured at amortized cost if both the following conditions are met and they are not designated as FVTPL:

a) the financial asset is held within a business model whose objective is to hold financial assets to collect contractual cash flows; and

b) the contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

These assets are subsequently measured at amortized cost using the effective interest rate method, less any impairment, with gains and losses recognized in statements of loss and comprehensive loss in the period that the asset is derecognized or impaired. All financial assets not classified as amortized cost as described above are measured at FVTPL or FVTOCI depending on the business model and cash flow characteristics.

SKYLIGHT HEALTH GROUP INC. (formerly CB2 Insights Inc.)

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars)

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Financial instruments (continued)

Classification and subsequent measurement (continued)

The Company has no financial assets measured at FVTPL or FVTOCI. Financial assets classified and subsequently measured at amortized cost include cash and trade receivables.

Financial liabilities are classified into one of the following measurement categories:

a) amortized cost; or

b) fair value through profit or loss (FVTPL).

Financial liabilities not at FVTPL are subsequently measured at amortized cost using the effective interest rate method with gains and losses recognized in statements of loss and comprehensive loss in the period that the liability is derecognized. Financial liabilities classified and subsequently measured at amortized cost include accounts payable and accrued liabilities, loan payable, payable to related parties and purchase consideration payable (refer to note 11). Financial liabilities classified and subsequently measured at FVTPL include promissory note payable and purchase consideration payable (refer to note 11).

The promissory note payable contains an embedded derivative related to equity-indexed interest payments which is not closely related to the debt host instrument. As a result, the Company has elected to account for the entire instrument at FVTPL.

Impairment of financial instruments

For trade accounts receivable, the Company applies the simplified approach to providing for expected credit losses prescribed by IFRS 9, which requires the use of the lifetime expected loss provision for all accounts receivable based on the Company’s historical default rates over the expected life of the accounts receivable and is adjusted for forward-looking estimates. The methodologies and assumptions, including any forecasts of future economic conditions, are reviewed regularly.

All individually significant receivables are assessed for impairment. All individually significant receivables found not to be specifically impaired are then collectively assessed for impairment. Receivables that are not individually significant are collectively assessed for impairment by grouping together loans receivable with similar risk characteristics.

Derecognition

The Company derecognizes financial assets only when the contractual rights to cash flows from the financial assets expire, or when it transfers the financial assets and substantially all of the associated risks and rewards of ownership to another entity. Gains and losses on derecognition are recognized in the statements of loss and comprehensive loss.

The Company derecognizes financial liabilities only when its obligations under the financial liabilities are discharged, cancelled or expired. Generally, the difference between the carrying amount of the financial liability derecognized and the consideration paid and payable, including any non-cash assets transferred or liabilities assumed, is recognized in the statements of loss and comprehensive loss.

SKYLIGHT HEALTH GROUP INC. (formerly CB2 Insights Inc.)

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars)

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Fair value measurement

The Company classifies its fair value measurements and disclosures using a fair value hierarchy that reflects the significance of inputs used in making the measurements. The accounting standard establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. Fair value determination is classified within a three-level hierarchy, based on observability of significant inputs, as follows:

Level 1—	Quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2—	Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3—	Unobservable inputs for the asset or liability. Inputs into the determination of the fair value require management judgment or estimation.

If different levels of inputs are used to measure a financial instrument’s fair value, the classification within the hierarchy is based on the lowest level of input that is significant to the fair value measurement. Changes to valuation methods may result in transfers into or out of an investment’s assigned level.

Equity

The common shares of the Company are classified as equity. Costs, such as commissions, professional fees and regulatory fees directly attributable to issuance of common shares are deducted from the proceeds of equity offerings.

The value of the share capital issued as consideration is based on the stock trade value or is valued at the time the risk and rewards of ownership of the asset are transferred to the Company or the Company’s liability is extinguished. Equity component of convertible debentures is the residual value after the liability component is measured at fair value. Warrant reserve includes the fair value of warrants issued. Option reserve includes the fair value of options issued and expected to vest. Accumulated other comprehensive income includes impact of foreign exchange translation for net equity held in foreign operations.

Leases

The Company adopted IFRS 16—Leases on January 1, 2019. All leases are accounted for by recognising a right-of-use asset and a lease liability except for:

•	Leases of low value assets; and

•	Leases with a duration of twelve months or less.

Lease liabilities are measured at the present value of the contractual payments due to the lessor over the lease term, with the discount rate determined by the incremental borrowing rate on commencement of the lease. Variable lease payments are only included in the measurement of the lease liability if they depend on an index or rate. In such cases, the initial measurement of the lease liability assumes the variable element will remain unchanged throughout the lease term. Other variable lease payments are expensed in the period to which they relate. The Company used an incremental borrowing rate of 12% for discounting the contractual lease payments.

SKYLIGHT HEALTH GROUP INC. (formerly CB2 Insights Inc.)

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars)

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Leases (continued)

On initial recognition, the carrying value of the lease liability also includes:

•	Amounts expected to be payable under any residual value guarantee;

•	The exercise price of any purchase option granted if it is reasonably certain to assess that option; and

•	Any penalties payable for terminating the lease, if the term of the lease has been estimated on the basis of termination option being exercised.

Right-of-use assets are initially measured at the amount of the lease liability, reduced for any lease incentives received, and increased for:

•	Lease payments made at or before commencement of the lease;

•	Initial direct costs incurred; and

•	The amount of any provision recognised where the Company is contractually required to dismantle, remove or restore the leased asset.

Lease liabilities, on initial measurement, increase as a result of interest charged at a constant rate on the balance outstanding and are reduced for lease payments made.

Right-of-use assets are amortised on a straight-line basis over the remaining term of the lease or over the remaining economic life of the asset if this is judged to be shorter than the lease term.

When the Company revises its estimate of the term of any lease, it adjusts the carrying amount of the lease liability to reflect the payments to make over the revised term, which are discounted at the same discount rate that applied on lease commencement. The carrying value of lease liabilities is similarly revised when the variable element of future lease payments dependent on a rate or index is revised. In both cases an equivalent adjustment is made to the carrying value of the right-of-use asset, with the revised carrying amount being amortised over the remaining (revised) lease term.

The following table reconciles the minimum lease commitments disclosed as at December 31, 2018 to the amount of lease liabilities recognized on January 1, 2019:

$
Minimum operating lease commitment at December 31, 2018	1,806,204
Less: Short term leases not recognized under IFRS 16	(89,270)
Plus: effect of extension of options reasonably certain to be exercised	245,083

Undiscounted lease payments	1,962,017
Less: effect of discounting using incremental borrowing rate as at the date of initial application	(238,239)

Lease liabilities as at January 1, 2019	1,723,778

Use of estimates and judgments

a. Estimates—Lease terms are estimated by considering the facts and circumstances that can create an economic incentive to exercise an extension option, or not to exercise a termination option. Certain qualitative and quantitative assumptions are evaluated when deriving the value of an economic incentive.

b. Judgments—Judgment is applied when determining if a contract contains an identified asset. The identified asset should be physically distinct or represent substantially all of the capacity of the asset, and should provide the right to substantially all of the economic benefits from the use of the asset.

SKYLIGHT HEALTH GROUP INC. (formerly CB2 Insights Inc.)

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars)

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Leases (continued)

Use of estimates and judgments (continued)

Judgment is also applied when determining if the Company has the right to control the use of an identified asset. This right exists when the Company has the decision-making rights that are most relevant to changing how and for what purpose the asset is used. In certain instances, where the decision about how and for what purpose the asset is used are predetermined, the Company has the right to direct the use of the asset when the Company has the right to operate the asset or if the Company designed the asset in a way that predetermines how and for what purpose the asset will be used.

Judgment is applied when determining the incremental borrowing rate used to measure the lease liability of each lease contract, including an estimate of the asset-specific security impact. The incremental borrowing rate should reflect the interest rate the Company would pay to borrow at a similar term and with similar security.

Certain leases contain extension or renewal options that are exercisable only by the Company and not by the lessor. At lease commencement, the Company assesses whether it is reasonably certain to exercise any of the extension options based on the expected economic return from the lease. Periodically, leases are reassessed to determine if the Company is reasonably certain to exercise options and account for any changes at the date of the reassessment.

Share-based payments

The Company records equity settled share-based payments for the granting of stock options and warrants granted using the fair value method whereby all awards to employees and consultants are recorded at the fair value of each stock option or warrant at the date of the grant using the Black-Scholes option pricing model. The fair value of the stock options is amortized over the vesting period with a corresponding increase in equity reserves. The amount recognized as an expense is adjusted to reflect the number of options expected to eventually vest. Any consideration paid by the option or warrant holders to purchase shares is credited to share capital and the related share-based payments is transferred from warrant or option reserve to share capital.

Government assistance

The Company recognises a government grant when there is reasonable assurance that the Company will comply with any conditions attached to the grant and the grant will be received. Government grants are recognised in the statement of loss and comprehensive loss as other income on a systematic basis over the periods in which the entity recognises as expenses the related costs for which the grants are intended to compensate.

If the fair value of a government loan at initial recognition differs from the transaction price, the loan is discounted using an interest rate based on an identical asset or liability in a quoted market, or using a valuation technique based on observable markets. The discounted component which represents the benefit of a government loan at a below-market rate of interest is treated as a government grant. The loan shall be recognised and measured in accordance with IFRS 9.

SKYLIGHT HEALTH GROUP INC. (formerly CB2 Insights Inc.)

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars)

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Business combination

Acquisitions of subsidiaries and businesses are accounted for using the acquisition method. The Company measures goodwill as the fair value of the consideration transferred, including the recognized amount of any non-controlling interest in the acquiree, less the net recognized amount of the identifiable assets and liabilities assumed, all measured as of the acquisition date.

Consideration transferred includes the fair value of the assets transferred (including cash), the liabilities incurred by the Company on behalf of the acquiree, any contingent consideration and any equity interests issued by the Company. Transaction costs, other than those associated with the issuance of debt or equity securities that the Company incurs in connection with a business combination, are expensed as incurred.

The acquisition date is the date when the Company obtains control of the acquiree. Contingent consideration is measured at its acquisition date fair value and included as part of the consideration transferred in a business combination. Contingent consideration that is classified as a liability is re-measured at subsequent reporting dates in accordance with the criteria and guidance provided under IFRS with corresponding gain or loss recorded in the statements of loss and comprehensive loss.

Acquisition-related costs are expensed as incurred and are included in professional fees. During the year, the Company completed three acquisitions and the aggregate costs incurred were $119,482 (2019 - $184,217).

Significant accounting judgments and estimates

Application of accounting policies requires management to use estimates and judgments that can have significant effect on the revenues, expenses, comprehensive income, assets and liabilities recognized and disclosures made in the consolidated financial statements.

Management’s best estimates concerning the future are based on the facts and circumstances available at the time estimates are made. Management uses historical experience, general economic conditions and assumptions regarding probable future outcomes as the basis for determining estimates. Estimates and their underlying assumptions are reviewed periodically, and the effects of any changes are recognized immediately. Actual results could differ from the estimates used.

The following areas require significant estimates or judgment by management.

Functional currency

Determining the appropriate functional currencies for entities in the Company requires analysis of various factors, including the currency and country-specific factors that mainly influence sales prices, and the currencies that mainly influence labour, supplies, and other costs of providing goods or services.

Business combinations

When the Company completes an acquisition, management is required to make judgments to determine whether the acquisition meets the definition of a business under IFRS 3 – Business Combinations.

In a business combination, all identifiable assets, liabilities and contingent liabilities acquired are recorded at the date of acquisition at their respective fair values. If any intangible assets are identified, depending on the type of intangible asset and the complexity of determining its fair value, an independent external valuation expert may determine the fair value, using appropriate valuation techniques, which are generally based on a forecast of the total expected future net cash flows.

SKYLIGHT HEALTH GROUP INC. (formerly CB2 Insights Inc.)

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars)

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Significant accounting judgments and estimates (continued)

Business combinations (continued)

These valuations are linked closely to the assumptions made by management regarding the future performance of the assets concerned and any changes in the discount rate applied. In certain circumstances where estimates have been made, the Company may obtain third-party valuations of certain assets, which could result in further refinement of the fair-value allocation of certain purchase prices and accounting adjustments. In addition, the Company may provide contingent consideration as part of the purchase price for acquisitions of businesses and/or assets. Management is required to make judgments and estimates of the future performance of the acquired business and/or assets in order to determine the amount of contingent consideration to be recognized at acquisition and at each subsequent reporting date.

Impairment of long-lived assets

Long-lived assets are tested for impairment if there is an indicator of impairment and annually for all CGUs with goodwill and/or intangible assets that are not amortized. The Company considers both external and internal sources of information for indications that long-lived assets are impaired. External sources of information we consider include changes in the market and economic and legal environment in which the CGU operates that are not within its control and affect the recoverable amount of goodwill. Internal sources of information considered include the strategic plans for the production and distribution segments including estimates of revenue and other indications of economic performance of the assets. Calculating the fair value less cost of disposal (“FVLCD”) and value-in-use (“VIU”) of CGUs for impairment tests requires management to make estimates and assumptions with respect to future revenue, costs of sales, expenses, other net cash flow adjustments and discount rates. Changes in any of the assumptions or estimates used in determining the fair values could impact the impairment analysis. Refer to notes 15 and 16 for further information.

Warrants, options, and equity-components of convertible debentures

Common share purchase warrants, options, and the equity-components of convertible debentures require a determination of the date of grant and the fair value of the units at that date, and for cash-settled share-based payments at each reporting date thereafter. The estimation of fair value requires the application of the most appropriate valuation model as well as the inputs to the model.

Income taxes

The calculation of current and deferred income taxes requires the Company to make estimates and assumptions and to exercise judgment regarding the carrying values of assets and liabilities which are subject to accounting estimates inherent in those balances, the interpretation of income tax legislation across various jurisdictions, expectations about future operating results, the timing of reversal of temporary differences and possible audits of income tax filings by the tax authorities.

Changes or differences in underlying estimates or assumptions may result in changes to the current or deferred income tax balances on the statements of financial position, a charge or credit to income tax expense included as part of statements of loss and comprehensive loss and may result in cash payments or receipts. Judgment includes consideration of the Company’s future cash requirements in its numerous tax jurisdictions.

All income, capital and commodity tax filings are subject to audits and reassessments. Changes in interpretations or judgments may result in a change in the Company’s income, capital or commodity tax provisions in the future. The amount of such a change cannot be reasonably estimated.

SKYLIGHT HEALTH GROUP INC. (formerly CB2 Insights Inc.)

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars)

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Significant accounting judgments and estimates (continued)

Leases

See above lease accounting policy section for details.

Fair value of financial instruments not quoted in an active market

Where the fair values of financial assets and financial liabilities recorded on the statement of financial position cannot be derived from active markets, they are determined using a variety of valuation techniques. The inputs to these models are derived from observable market data where possible, but where observable market data are not available, judgment is required to establish fair values.

Control of subsidiaries via contractual arrangements

The Company applied judgment in concluding control over its subsidiaries where it does not hold a majority of voting rights.

New Accounting Standards adopted

Amendments to IAS 1—Presentation of financial statements (“IAS 1”) and IAS 8—Accounting policies, changes in accounting estimates and errors (“IAS 8”)

The amendments are intended to make the definition of material in IAS 1 easier to understand and are not intended to alter the underlying concept of materiality in IFRS Standards. The concept of ‘obscuring’ material information with immaterial information has been included as part of the new definition. The threshold for materiality influencing users has been changed from ‘could influence’ to ‘could reasonably be expected to influence’. The definition of material in IAS 8 has been replaced by a reference to the definition of material in IAS 1. In addition, the IASB amended other Standards and the Conceptual Framework that contain a definition of material or refer to the term ‘material’ to ensure consistency.

The Company adopted the amendments to IAS 1 effective January 1, 2020, which did not have a material impact on the Company’s consolidated financial statements.

Amendments to IFRS 3—Business Combinations (“IFRS 3”)

In October 2018, the IASB amended IFRS 3 seeking to clarify whether an acquisition transaction results in the acquisition of an asset or the acquisition of a business. The amendments are effective for acquisition transactions on or after January 1, 2020, although earlier application was permitted. The amended standard has a narrower definition of a business, which could result in the recognition of fewer business combinations than under the previous standard; the implication of this is that amounts which may have been recognized as goodwill in a business combination under the previous standard may now be recognized as allocations to net identifiable assets acquired under the amended standard (with an associated effect in an entity’s results of operations that would differ from the effect of goodwill having been recognized). The Company adopted the amendments to IFRS 3 effective January 1, 2020, which did not have a material impact on the Company’s consolidated financial statements.

SKYLIGHT HEALTH GROUP INC. (formerly CB2 Insights Inc.)

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars)

New Accounting Standards adopted (continued)

Amendments to IFRS 16—Leases (“IFRS 16”)

This amendment provides an optional relief to lessees from applying IFRS 16’s guidance on lease modification accounting for rent concessions arising as a direct consequence of the COVID-19 pandemic. The amendments are effective for periods beginning on or after June 1, 2020, with earlier application permitted. The Company adopted the amendments effective January 1, 2020, which did not have a material impact on the Company’s consolidated financial statements.

New accounting standards issued but not yet effective

Certain new accounting standards and interpretations have been published that are not mandatory for the current period and have not been early adopted. These standards are not expected to have a material impact on the Company in the current or future reporting periods except the below amendments:

Amendments to IAS 1—Presentation of financial statements (“IAS 1”)

The amendments affect only the presentation of liabilities in the statement of financial position — not the amount or timing of recognition of any asset, liability income or expenses, or the information that entities disclose about those items. They clarify that the classification of liabilities as current or non-current should be based on rights that are in existence at the end of the reporting period and align the wording in all affected paragraphs to refer to the “right” to defer settlement by at least twelve months and make explicit that only rights in place “at the end of the reporting period” should affect the classification of a liability; clarify that classification is unaffected by expectations about whether an entity will exercise its right to defer settlement of a liability; and make clear that settlement refers to the transfer to the counterparty of cash, equity instruments, other assets or services. The effective date of the amendments to IAS is on or after January 1, 2023, earlier application of the is permitted. The Company is currently evaluating the impact this standard will have on the Company’s consolidated financial statements.

SKYLIGHT HEALTH GROUP INC. (formerly CB2 Insights Inc.)

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars)

4.	Share exchange agreement and reverse takeover

On August 28, 2018, MVC entered into a letter of intent (the “LOI”) with 10557404 Canada Corp. (now known as Skylight Health Group Inc.) (“SHG” or the “Company”). The LOI outlined a proposal to enter a Share Exchange Agreement and effect an amalgamation between MVC and a subsidiary of CB2 and a listing of CB2’s shares on the Canadian Securities Exchange.

On the Closing Date, MVC and CB2 executed the Share Exchange Agreement and the MVC’s shareholders became shareholders of CB2 resulting in a reverse takeover of CB2 by MVC. On March 6, 2019, CB2 commenced trading on the Canadian Securities Exchange (CSE), under the symbol “CBII” and on May 17, 2019, the Company commenced trading on the OTCQB, under the symbol ‘CBIIF’.

The terms of the RTO were as follows: CB2 consolidated its issued and outstanding common shares on the basis of one (1) new common share for each 16.5 issued and outstanding CB2 common shares (the “Consolidation”); and CB2 issued one (1) (post-Consolidation) share for each one (1) common share of MVC issued and outstanding on the Closing Date. In conjunction with the RTO, 10557404 Canada Corp. changed its name to CB2 Insights Inc.

The pre-Consolidation share capital of each entity prior to the RTO, is outlined below:

CB2

	Number of common shares	Amount $
Balance, February 27, 2019	1,363,494	102,251

MVC

	Number of common shares	Amount $
Balance, February 27, 2019	68,507,154	9,464,138

For accounting purposes, this RTO was considered to be an asset acquisition and had been treated as a capital transaction under IFRS 2 – Share-Based Payment where MVC had been treated as the accounting parent company (legal subsidiary) and CB2 had been treated as the accounting subsidiary (legal parent).

As a result of CB2 not meeting the definition of a business under IFRS 3, a transaction cost of $807,995 had been recorded as listing expense. This reflected the excess of the purchase price over the fair value of the assets and liabilities acquired. Consideration included the shares held by the shareholders of CB2, being 1,363,636 shares, 151,515 CB2 outstanding warrants and 666,060 CB2 outstanding stock options.

The fair value of the 151,515 warrants was estimated using the Black-Scholes option pricing model at $0.10 per warrant, based on the following assumptions: underlying share price of $0.37 per share, expected annualized volatility of 144.33%; risk-free interest rate of 1.78%; expected dividend yield of 0%; and expected life of 1.5 years. The fair value of the 666,060 stock options was estimated using the Black-Scholes option pricing model at $0.25 to $0.31 per option, based on the following assumptions: underlying share price of $0.37 per share, expected annualized volatility of 144.33%; risk-free interest rate of 1.78%; expected dividend yield of 0%; and expected life of 2.35 to 2.58 years.

SKYLIGHT HEALTH GROUP INC. (formerly CB2 Insights Inc.)

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars)

4.	Share exchange agreement and reverse takeover (continued)

The allocated purchase price calculation is as follows:

$
Consideration—shares: 1,363,636 shares at $0.37	504,273
Consideration—warrants: 151,515 warrants	18,735
Consideration—stock options: 666,060 stock options	188,079

Total consideration	711,087

Identifiable assets acquired
Cash	43,488
Sales tax receivable and prepaid expenses	13,859
Accounts payable and accrued liabilities	(4,261)
Payables to related party	(149,994)

Net liabilities acquired	(96,908)

Listing expense	807,995

5.	Acquisition of MedEval Clinic LLC

On April 9, 2019 (the “Closing Date”), the Company acquired 100% of the identified assets of MedEval Clinic LLC, a medical cannabis evaluation and education center group with multiple locations in Colorado and Arizona. The Company determined that the acquisition was a business combination under IFRS 3 – Business Combinations and was accounted for by applying the acquisition method, whereby the assets acquired and liabilities assumed were recorded at their fair values with any excess of the aggregate consideration over the fair values of the identifiable net assets allocated to goodwill. The goodwill acquired was associated with the MedEval Clinic LLC’s workforce and is expected to be fully deductible for tax purposes.

The aggregate purchase consideration comprises the following:

•	$199,740 cash (US$150,000)

•	450,000 common shares in the Company valued at $0.31 per share amounting to $139,500

•

Contingent consideration payable in shares upon completion of the milestones of the numbers of patients certified. As per the terms of the initial agreement, contingent consideration of up to US$240,000 was payable in shares valued at the greater of US$0.50/share and the 30-day volume weighted average price at the date of issuance, upon completion of four milestones ranging from 2,500 to 10,000 patients certified over 12 months from Closing Date. The shares were subject to a minimum hold period of four months plus one day from the date of issuance. Contingent consideration had been accounted for as a liability measured at fair value through profit or loss as it would result in the issuance of a variable number of shares. Subsequently, on November 7, 2019 the Company executed an amended agreement whereby all contingent earnout payments were removed in exchange for issuance of 100,000 common shares in the Company valued at $0.125 per share amounting to $12,500. The amendment had been accounted for as an extinguishment of financial liability under IFRS 9.

SKYLIGHT HEALTH GROUP INC. (formerly CB2 Insights Inc.)

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars)

5.	Acquisition of MedEval Clinic LLC (continued)

The allocated purchase price calculation is as follows:

$
Consideration—shares: 450,000 shares at $0.31	139,500
Consideration—cash	199,740
Consideration—contingent consideration in common shares	112,697

Total consideration paid	451,937

Identifiable assets acquired
Customer relationships	119,844
Brand	158,460
Non-compete clause	1,332

Total identifiable assets acquired	279,636

Total goodwill	172,301

451,937

6.	Acquisition of ROSH

On April 4, 2019 (the “Closing Date”), the Company acquired 100% of the identified assets of Colorado-based medical cannabis clinic group Rae of Sunshine Health Services (“ROSH”) LLC, operating as “Relaxed Clarity”. The Company determined that the acquisition was a business combination under IFRS 3 – Business Combinations and was accounted for by applying the acquisition method, whereby the assets acquired and liabilities assumed were recorded at their fair values with any excess of the aggregate consideration over the fair values of the identifiable net assets allocated to goodwill. The goodwill acquired is associated with the ROSH’s workforce and is expected to be fully deductible for tax purposes.

The aggregate purchase consideration comprises the following:

•	$267,140 cash (US$200,000).

•	500,000 common shares in the Company valued at $0.31 per share amounting to $155,000.

•

Contingent consideration of US$200,000 payable in cash and up to US$300,000 was payable in shares valued at 30- day volume weighted average price at the date of issuance, upon completion of five milestones ranging from 3,000 to 15,000 patients certified within 6 to 12 months from Closing Date. The shares would be subject to a minimum hold period of four months plus one day from the date of issuance.

•

During the year ended December 31, 2019, the first and second milestones were achieved and $133,570 (US$100,000) was paid for the achievement of the first milestone and 900,380 common shares of the Company amounting to $133,570 (US$100,000) were issued for the achievement of second milestone. In addition, a contingent consideration of $221,940 was accounted for as a liability measured at fair value through profit or loss as it would result in the issuance of a variable number of shares and a fair valuation gain of $61,932 was recognized during the year.

•

During the year ended December 31, 2020, the third and fourth milestones were achieved and 882,978 common shares of the Company amounting to $98,370 (US$75,000) were issued for the achievement of third milestone and 1,006,578 common shares amounting to $105,578 (US$75,000) were issued for the achievement of fourth milestone. The fifth milestone could not be achieved and a fair valuation gain of $28,083 was recognised during the year.

SKYLIGHT HEALTH GROUP INC. (formerly CB2 Insights Inc.)

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars)

6.	Acquisition of ROSH (continued)

The allocated purchase price calculation is as follows:

$
Consideration—shares: 500,000 shares at $0.31	155,000
Consideration—cash	267,140
Consideration—contingent consideration	331,728
Assumed liabilities	140,430

Total consideration	894,298

Identifiable assets acquired
Customer relationships	320,568
Brand	160,284
Non-compete clause	5,343

Total identifiable assets acquired	486,195

Total goodwill	408,103

894,298

7.	Acquisition of NJAM

On July 1, 2019, the Company acquired 100% of the identified assets of New Jersey Alternative Medicine LLC (“NJAM”), a medical cannabis evaluation and education center group with multiple locations in New Jersey under an earn-out arrangement with no cash or other consideration payable on closing date. The Company determined that the acquisition was a business combination under IFRS 3—Business Combinations and was accounted for by applying the acquisition method, whereby the assets acquired and liabilities assumed were recorded at their fair values with any excess of the aggregate consideration over the fair values of the identifiable net assets allocated to goodwill. The goodwill acquired is associated with NJAM’s workforce and is expected to be fully deductible for tax purposes.

The aggregate purchase consideration comprises the following:

•

As per the terms of the initial agreement, 25% of the NJAM’s existing patients’ visit fees up to 13 months from closing date would be paid in cash and by issuance of common shares of equal amount, subject to a hold period of 4 months from issuance. An amount of $121,080 (US$92,329) was earned and paid for the months of July and August 2019. Contingent consideration was accounted for as a liability measured at fair value through profit or loss as it would result in the issuance of a variable number of shares. Subsequently, on January 6, 2020, the Company signed an amended agreement whereby all contingent earnout payments were removed in exchange for issuance of 2,500,000 common shares in the Company valued at $0.14 per share amounting to $350,000 and a fair valuation loss of $109 was recognised during the year.

SKYLIGHT HEALTH GROUP INC. (formerly CB2 Insights Inc.)

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars)

7.	Acquisition of NJAM (continued)

The allocated purchase price calculation is as follows:

$
Contingent consideration—cash and shares	543,278

Total consideration paid	543,278

Identifiable assets acquired
Customer relationships	367,192
Non-compete clause	2,623

Total identifiable assets acquired	369,815

Total goodwill	173,463

543,278

8.	Acquisition of MCM

On October 6, 2020 (the “Closing Date”), the Company acquired 100% of the identified assets of Texas-based primary care services clinic group Maverick County Medical Family Center (“MCM”), P.A. The Company determined that the acquisition was a business combination under IFRS 3 – Business Combinations and was accounted for by applying the acquisition method, whereby the assets acquired and liabilities assumed were recorded at their fair values with any excess of the aggregate consideration over the fair values of the identifiable net assets allocated to goodwill. The goodwill acquired is associated with the MCM’s workforce and is expected to be fully deductible for tax purposes.

The aggregate purchase consideration comprises the following:

•	$497,700 cash (US$375,000) paid on Closing Date

•

$497,700 cash (US$375,000) due in six months after the Closing Date. The amount was discounted to its present value and initially recorded at $470,227 (US$354,300) on the Closing Date using an effective interest rate of 12%. An accretion expense amounting to $13,950 was recorded on this amount during the year ended December 31, 2020 leading to an outstanding amount of $464,727. The amount was subsequently paid on April 6, 2021.

The allocated purchase price calculation is as follows:

$
Consideration—cash	967,927
Lease liabilities	27,157
Assumed liabilities	146,280

Total consideration	1,141,364

Identifiable assets acquired
Customer relationships	676,872
Non-compete	18,581
Cash	75,448
Accounts receivable	70,833
Right of use asset	27,157

Total identifiable assets acquired	868,891

Total goodwill	272,473

1,141,364

SKYLIGHT HEALTH GROUP INC. (formerly CB2 Insights Inc.)

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars)

8.	Acquisition of MCM (continued)

Operating results have been included in these consolidated financial statements from the Closing Date. MCM’s revenue and net income for the period from the date of acquisition to December 31, 2020 included in the consolidated statements of loss and comprehensive loss are $304,477 and $185,089, respectively. If the acquisition had occurred on January 1, 2020, management estimates that consolidated revenue would have increased by $1,110,046 and net loss would have decreased by $224,927 for the year ended December 31, 2020.

9.	Acquisition of JMC

On October 27, 2020 (the “Closing Date”), the Company acquired 100% of the identified assets of Washington-based primary care services group Michael R. Jackson, M.D., P.S.(“JMC”). The Company determined that the acquisition was a business combination under IFRS 3 – Business Combinations and was accounted for by applying the acquisition method, whereby the assets acquired and liabilities assumed were recorded at their fair values with any excess of the aggregate consideration over the fair values of the identifiable net assets allocated to goodwill. The goodwill acquired is associated with the JMC workforce and is expected to be fully deductible for tax purposes.

The Company paid a total cash consideration of $388,338 (US$295,000). The allocated purchase price calculation is as follows:

$
Consideration—cash	388,338
Lease liabilities	81,941
Assumed liabilities	144,125

Total consideration	614,404

Identifiable assets acquired
Customer relationships	259,726
Cash	80,193
Accounts receivable	63,932
Right of use asset	81,941

Total identifiable assets acquired	485,792

Total goodwill	128,612

614,404

Operating results have been included in these consolidated financial statements from the date of the acquisition. Revenue and net income for the period from the date of acquisition to December 31, 2020 included in the consolidated statements of loss and comprehensive loss are $77,743 and $8,124, respectively. If the acquisition had occurred on January 1, 2020, management estimates that consolidated revenue would have increased by $458,704 and net loss would have decreased by $62,643 for the year ended December 31, 2020.

SKYLIGHT HEALTH GROUP INC. (formerly CB2 Insights Inc.)

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars)

10.	Acquisition of HRM

On December 30, 2020 (the “Closing Date”), the Company acquired 100% of the membership interest in Tennessee-based pain management and primary care clinic group Healthcare Resource Management (“HRM”) LLC, which operates a licensed pain management clinic Perimeter Pain, P.C. (“Perimeter”). The Company determined that the acquisition was a business combination under IFRS 3 – Business Combinations and was accounted for by applying the acquisition method, whereby the assets acquired and liabilities assumed were recorded at their fair values with any excess of the aggregate consideration over the fair values of the identifiable net assets allocated to goodwill. The goodwill acquired is associated with the HRM’s workforce and is expected to be fully deductible for tax purposes.

The aggregate purchase consideration comprises the following:

•	$987,208 cash (US$773,129) paid on Closing Date

•

Contingent consideration of $123,695 (US$96,871) payable in cash upon receipt of the forgiveness decision on HRM’s Small Business Administration (“SBA”) Paycheck Protection Program loan. Upon receipt of the forgiveness decision, the SBA loan amount less any amount which is not forgiven will be paid. The amount is recognised at the fair value of $61,847 (US$48,435) on the Closing Date.

The allocated purchase price calculation is as follows:

$
Consideration—cash	987,208
Consideration – contingent consideration	61,847
Lease liabilities	392,717
Assumed liabilities	14,689

Total consideration	1,456,461

Identifiable assets acquired
Customer relationships	702,295
Non-compete	20,430
Cash	14,689
Accounts receivable	89,383
Right of use asset	392,717

Total identifiable assets acquired	1,219,514

Total goodwill	236,947

1,456,461

Operating results have been included in these consolidated financial statements from the date of the acquisition. HRM’s revenue and net income for the period from the date of acquisition to December 31, 2020 included in the consolidated statements of loss and comprehensive loss is $5,701 and $5,701, respectively. If the acquisition had occurred on January 1, 2020, management estimates that consolidated revenue would have increased by $1,717,688 and net loss would have decreased by $635,857 for the year ended December 31, 2020.

SKYLIGHT HEALTH GROUP INC. (formerly CB2 Insights Inc.)

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars)

11.	Purchase consideration payable

Amortised cost

		December 31, 2020	December 31, 2019
		$	$
MCM	Note 8	464,727	—
HRM	Note 10	61,667	—

		526,393	—

Fair value

		2020	2019
		$	$
ROSH	Note 6 & 23	—	221,940
NJAM	Note 7 & 23	—	344,378

		—	566,318

		526,393	566,318

12.	Trade and other receivables

	December 31, 2020	December 31, 2019
	$	$
Trade receivables	287,561	71,569
Harmonized sales tax recoverable	191,750	136,592
Security deposits	49,516	101,192

	528,827	309,353

SKYLIGHT HEALTH GROUP INC. (formerly CB2 Insights Inc.)

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars)

13.	Furniture and Equipment

	Furniture	Vehicles	Computer Hardware	Leaseholds	Equipment	Total
	$	$	$	$	$	$
Cost
As at, January 1, 2019	86,799	23,794	81,627	70,312	47,549	310,081
Additions	33,243	—	37,914	266	—	71,423
Impairment	(1,286)	(244)	(1,845)	(846)	—	(4,221)
Net exchange differences	(2,869)	(1,137)	(4,699)	(3,360)	—	(12,065)

As at December 31, 2019	115,887	22,413	112,997	66,372	47,549	365,218

Additions	15,156	—	5,179	—	11,082	31,417
Net exchange differences	(2,303)	(441)	(2,503)	(1,311)	—	(6,558)

As at December 31, 2020	128,740	21,972	115,673	65,061	58,631	390,077

Amortization
As at, January 1, 2019	20,942	6,479	14,625	14,578	15,284	71,908
Amortization	34,695	7,715	34,107	22,877	15,848	115,242
Net exchange differences	(897)	(470)	(1,407)	(1,186)	—	(3,960)

As at, December 31, 2019	54,740	13,724	47,325	36,269	31,132	183,190

Amortization	40,060	7,716	39,109	22,846	16,311	126,042
Net exchange differences	(1,928)	(664)	(2,915)	(1,877)	—	(7,384)

As at December 31, 2020	92,872	20,776	83,519	57,238	47,443	301,848

Net book value
As at December 31, 2019	61,147	8,689	65,672	30,103	16,417	182,028

As at December 31, 2020	35,868	1,196	32,154	7,823	11,188	88,229

14.	Right-of-use-assets and lease liabilities

Right of use assets

Premises leases	December 31, 2020	December 31, 2019
	$	$
Beginning balance	1,532,128	1,723,778
Additions	757,588	697,818
Depreciation	(799,027)	(787,569)
Impairment	—	(25,699)
Cancellation	(159,051)	—
Net exchange differences	(6,551)	(76,200)

Ending balance	1,325,087	1,532,128

SKYLIGHT HEALTH GROUP INC. (formerly CB2 Insights Inc.)

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars)

14.	Right-of-use-assets and lease liabilities (continued)

Lease liabilities

	December 31, 2020	December 31, 2019
	$	$
Beginning balance	1,653,011	1,723,778
Additions	757,588	697,818
Interest expense	166,200	212,315
Lease payments	(958,901)	(902,228)
Cancellations	(186,687)	—
Net exchange differences	(8,869)	(78,672)

Ending balance	1,422,342	1,653,011

Allocated as:	$	$
Current (no later than 1 year)	618,601	769,570
Long-term (later than 1 year but no later than 5 years)	803,741	883,441

	1,422,342	1,653,011

15.	Computer software and technology

$
Cost
Balance, January 1, 2019	2,493,431
Additions	1,048,602
Impairment—Tokeln	(583,061)
Net exchange differences	(881)

Balance, December 31, 2019	2,958,091

Additions	658,144
Net exchange differences	(346)

Balance, December 31, 2020	3,615,889

Amortization
Balance, January 1, 2019	736,984
Amortization	909,281
Net exchange differences	(344)

Balance, December 31, 2019	1,645,921

Amortization	841,351
Net exchange differences	(500)

Balance, December 31, 2020	2,486,772

Net book value
Balance, December 31, 2019	1,312,170

Balance, December 31, 2020	1,129,117

SKYLIGHT HEALTH GROUP INC. (formerly CB2 Insights Inc.)

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars)

15.	Computer software and technology (continued)

Impairment testing

On September 11, 2018, the Company entered into an Asset Purchase Agreement with 1035855 Canada Inc. (“Tokeln”), acquiring the assets of Tokeln. Tokeln’s primary asset is a web-based customer loyalty program specifically designed to cater to cannabis dispensaries across North America. During the year ended December 31, 2019, the Company revised its future forecasts associated with TokeIn which were lower than initial estimates which indicated an impairment in the asset.

The Company uses value-in-use (“VIU”) as the basis for the determination of the recoverable amount of the asset. The Company used a valuation technique which included an estimate of future cash flows for the next two years with a growth rate of 5%. The present value of the expected cash flows from the asset was determined by applying a discount rate of 19.3% reflecting the market assessments of the time value of money and the risks specific to the asset. Carrying value and recoverable amount of the asset as at December 31, 2020 is $nil (December 31, 2019: $655,189) and $nil (December 31, 2019: $72,128), respectively. This resulted in an impairment loss on the asset amounting to $nil (December 31, 2019: $583,061).

16.	Goodwill and other intangible assets

	Goodwill	Customer Relationships	Brand	Non- compete	Total Other intangibles
	$	$	$	$	$
Cost
Balance, January 1, 2019	3,960,758	1,896,238	2,402,356	—	4,298,594
Additions	689,827	847,634	342,754	9,297	1,199,685
Impairment loss	(2,919,711)	(74,214)	—	(593)	(74,807)
Net exchange differences	(96,263)	(145,080)	(147,510)	(196)	(292,786)

Balance, December 31, 2019	1,634,611	2,524,578	2,597,600	8,508	5,130,686

Additions	638,032	1,638,893	—	39,011	1,677,904
Net exchange differences	(48,211)	(87,860)	(51,200)	(982)	(140,042)

Balance, December 31, 2020	2,224,432	4,075,611	2,546,400	46,537	6,668,548

Amortization
Balance, January 1, 2019	—	390,677	—	—	390,677
Amortization	—	446,801	—	—	446,801
Net exchange differences	—	(27,910)	—	—	(27,910)

Balance, December 31, 2019	—	809,568	—	—	809,568

Amortization	—	557,964	—	—	557,964
Net exchange differences	—	(43,115)	—	—	(43,115)

Balance, December 31, 2020	—	1,324,417	—	—	1,324,417

Net book value
As at December 31, 2019	1,634,611	1,715,010	2,597,600	8,508	4,321,118

As at December 31, 2020	2,224,432	2,751,194	2,546,400	46,537	5,344,131

SKYLIGHT HEALTH GROUP INC. (formerly CB2 Insights Inc.)

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars)

16.	Goodwill and other intangible assets (continued)

Impairment testing

For the purpose of annual impairment testing, goodwill is allocated to the group of CGUs expected to benefit from the synergies of the business combinations in which the goodwill arises as set out below and is compared to its recoverable amount as at December 31, 2020 and 2019. The Company has determined that its CGUs are Canna Care Docs, MedEval, ROSH, NJAM, MCM, JMC and HRM.

December 31, 2020	Carrying amount	Recoverable amount	Foreign exchange impact	Impairment loss
	$	$	$	$
Canna Care Docs	5,065,993	5,649,108	—	—
MedEval	320,592	567,717	—	—
NJAM	340,046	1,181,323	—	—
ROSH	728,934	1,139,618	—	—
MCM	912,143	943,128	—	—
JMC	368,537	378,493	—	—
HRM	939,427	965,984	—	—

	8,675,672	10,825,371	—	—

December 31, 2019	Carrying amount	Recoverable amount	Foreign exchange impact	Impairment loss
	$	$	$	$
Canna Care Docs	8,082,931	5,724,269	38,500	2,397,162
MedEval	492,076	344,929	2,402	149,549
NJAM	662,513	387,801	4,484	279,196
ROSH	947,180	751,838	3,189	198,531

	10,184,700	7,208,837	48,575	3,024,438

The Company has used value-in-use (“VIU”) as the basis for the determination of the recoverable amount of the CGU. The Company has used a valuation technique which includes an estimate of future cash flows for the next five years. A terminal growth rate is determined and applied to project future cash flows after the fifth year. The present value of the expected cash flows from the CGUs are determined by applying a suitable discount rate reflecting current market assessments of the time value of money and the risks specific to the CGU. Projected future cash flows are based on operating profit growth rates for each CGU.

SKYLIGHT HEALTH GROUP INC. (formerly CB2 Insights Inc.)

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars)

16.	Goodwill and other intangible assets (continued)

Impairment testing (continued)

Key assumptions:

December 31, 2020	Growth rate	Terminal	Discount rate
Canna Care Docs	2.00%	2.00%	18.50%
MedEval	2.00%	2.00%	19.50%
NJAM	2.00%	2.00%	19.50%
ROSH	2.00%	2.00%	19.50%
Maverick	2.00%	2.00%	29.70%
JMC	2.00%	2.00%	27.50%
HRM	2.00%	2.00%	30.60%

December 31, 2019	Growth rate	Terminal	Discount rate
Canna Care Docs	5.00%	2.00%	19.50%
MedEval	2.00%	2.00%	23.50%
NJAM	2.00%	2.00%	45.00%
ROSH	2.00%	2.00%	28.00%

Growth rates

The CGU profit growth rates are based on management’s best estimates considering historical and expected operating plans, strategic plans, economic considerations and the general outlook for the industry and markets in which the segment operates.

Discount rate

The discount rate reflects appropriate adjustments relating to market risk and specific risk factors of the group of CGUs.

Sensitivity to changes in assumptions

If the CGUs were to fall short of its 2021 operating profit by 20%, the carrying amount of the CGU would exceed its recoverable amount as follows:

December 31, 2020	Carrying amount	Recoverable amount	Foreign exchange impact	Impairment loss
	$	$	$	$
Canna Care Docs	5,065,993	5,234,682	—	—
MedEval	320,592	540,025	—	—
NJAM	340,046	1,141,541	—	—
ROSH	728,934	1,093,783	—	—
MCM	912,143	901,625	564	11,082
JMC	368,537	362,106	345	6,776
HRM	939,427	921,274	974	19,127

	8,675,672	10,195,036	1,883	36,985

SKYLIGHT HEALTH GROUP INC. (formerly CB2 Insights Inc.)

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars)

16.	Goodwill and other intangible assets (continued)

Impairment testing (continued)

Sensitivity to changes in assumptions (continued)

December 31, 2019	Carrying amount	Recoverable amount	Foreign exchange impact	Impairment loss
	$	$	$	$
Canna Care Docs	8,082,931	5,484,639	38,500	2,636,792
MedEval	492,076	327,525	2,402	166,953
NJAM	662,513	359,097	4,484	307,900
ROSH	947,180	696,639	3,189	253,730

	10,184,700	6,867,900	48,575	3,365,375

If the CGUs were to fall short of its 2021 operating profit by 10% combined with a 1% increase in the discount rate, the carrying amount of the CGU would exceed its recoverable amount as follows:

December 31, 2020	Carrying amount	Recoverable amount	Foreign exchange impact	Impairment loss
	$	$	$	$
Canna Care Docs	5,065,993	5,254,416	—	—
MedEval	320,592	553,585	—	—
NJAM	340,046	1,145,573	—	—
ROSH	728,934	1,116,701	—	—
MCM	912,143	902,785	502	9,860
JMC	368,537	361,989	351	6,899
HRM	939,427	923,518	853	16,762

	8,675,672	10,258,567	1,706	33,521

December 31, 2019	Carrying amount	Recoverable amount	Foreign exchange impact	Impairment loss
	$	$	$	$
Canna Care Docs	8,082,931	5,291,769	38,500	2,829,662
MedEval	492,076	319,955	2,402	174,523
NJAM	662,513	363,710	4,484	303,287
ROSH	947,180	696,329	3,189	254,040

	10,184,700	6,671,763	48,575	3,561,512

SKYLIGHT HEALTH GROUP INC. (formerly CB2 Insights Inc.)

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars)

17.	Accounts payable and accrued liabilities

	December 31, 2020	December 31, 2019
	$	$
Accounts payable	484,893	1,158,628
Accrued liabilities	638,382	690,487

	1,123,275	1,849,115

Accounts payable include an amount of $12,018 (December 31, 2019: $12,018) payable to a related party for CFO services and bookkeeping services provided to the Company.

18.	Promissory Note

On December 19, 2017 (the “Closing Date”), the Company entered into an acquisition transaction with Canna Care Docs as detailed in Note 5 to the year-end consolidated financial statements as of December 31, 2018. As part of the purchase consideration, the Company issued a promissory note in the amount of US$2,500,000 (“Canna Care Note”). The note was discounted to its present value and initially recorded at $3,017,057 (US$2,336,449) on the closing date using an effective interest rate of 7%. Accretion expense amounting to $208,324 (2017—$nil) was recorded on this promissory note during the year ended December 31, 2018.

The note was repayable on, and interest free up to, December 19, 2018 after which date interest of 15% per annum was charged. The note was secured by the purchased assets of Canna Care Docs.

On December 19, 2018, the Company repaid the full amount of the Canna Care Note with the proceeds from the issuance of a promissory note to Merida Capital Partners (“Merida”) (“Merida Note”). On December 19, 2018, the Company issued the Merida Note and Merida advanced to the Company funds amounting to US$2,400,000. The Merida note bore interest at 12% per annum and was due 18 months from the issuance date. The Merida Note contained an option to convert the Merida Note to a convertible debenture that would permit the conversion of the underlying liability to common shares (“Merida Option”). The Merida Option expired on January 20, 2019 and the interest rate also increased to 15% per annum on that date. The Merida Note was measured at fair value on issuance and the Company elected to carry the note at FVTPL. The Company recorded a loss in fair value of $396,254 for the year ended December 31, 2019 on the Merida Note. In measuring the fair value of Merida Note, the Company used the Monte Carlo valuation technique.

On June 24, 2019, the Company entered into an Amended and Restated Promissory Note with Merida Capital Partners II LP (“Merida”), whereby the Company promised to pay Merida US$3.0 million (the “Merida Note II”). The Merida Note II bore interest at 12.0% per annum and was due on December 24, 2020. The interest on Merida Note II was payable quarterly through the issuance of common shares of the Company at a price per share equal to the 30-day volume weighted average price of the Company’s common shares traded on the Canadian Securities Exchange ending on the applicable quarterly interest payment date, less a discount of 18%.

SKYLIGHT HEALTH GROUP INC. (formerly CB2 Insights Inc.)

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars)

18.	Promissory Note (continued)

The Merida Note II was measured at fair value on issuance date and the Company elected to carry the note at FVTPL. In measuring the fair value of the Merida Note II, the Company used the Monte Carlo valuation technique.

As per the agreement of Merida Note, during the year ended December 31, 2019, the Company issued 1,219,520 common shares of the Company in settlement of $241,090 accrued interest on the Merida Note and the Company incurred issuance cost amounting to $6,142 for these shares.

The amendment of the Merida Note was accounted for as an extinguishment of the Merida Note and the issuance of the Merida Note II resulting in a gain on debt settlement of $166,311 recorded in the statements of loss and comprehensive loss during the year ended December 31, 2019.

During the year ended December 31, 2019, interest amounting to $243,948 was recorded on the Merida Note II and 1,077,978 common shares were issued during the year while 1,218,756 common shares were issued subsequently for the interest amount. The Company also recorded a loss in fair value of $191,114 for the year ended December 31, 2019 on the Merida Note II. During the year ended December 31, 2020, interest expense amounting to $113,247 was recorded on the Merida Note II and 1,213,443 common shares were issued for the interest amount. The Company also recorded a loss on change in fair value of $311,739 on the Merida Note II during the year ended December 31, 2020.

On June 17, 2020, the Company entered into an amended and restated promissory note (the “Merida Note III”), which amended the terms of the promissory note originally issued by the Company on December 20, 2018 and amended on June 24, 2019. Under the terms of the Amended Note, the principal amount of USD $3 million will become payable on December 24, 2022 (previously due on December 24, 2020), carry an annual interest rate of 8% (previously 12%), payable, at the Company’s option, either in cash or in common shares of the Company. If interest is paid in common shares, the number of shares will be calculated at a price per share equal to the 30-day volume weighted average trading price of the Company’s common shares on the CSE less a 10% discount. Additionally, if at any time prior to the maturity date, the closing price of the Company’s common shares on the CSE is equal to or greater than CAD $0.30 for 20 consecutive trading days, then the outstanding amounts owed under the Amended Note will be converted into that number of common shares obtained by dividing:

(A) the Canadian dollar equivalent of the sum of:

•	the principal amount of USD $3 million and

•	the unpaid accrued interest owing up to the conversion date, by

(B) the volume-weighted average closing price of the Company’s common shares on the CSE during such 20 consecutive trading day period, less a discount of 10%.

The Merida Note III is effective as of April 1, 2020. As consideration for the amendments, the Company issued warrants entitling the holder to purchase up to 3 million common shares at an exercise price of CAD $0.14 per common share during the period commencing on the first anniversary of date of issuance of the warrants and ending three years from such issuance date. The fair value of the warrants was estimated using the Black-Scholes option pricing model at $0.14 per warrant, based on the following assumptions: underlying share price of $0.115 per share, expected annualized volatility of 110%; risk-free interest rate of 0.28%; expected dividend yield of 0%; and expected life of 3 years.

The amendment of the Merida Note II has been accounted for as an extinguishment of the Merida Note II and the issuance of the Merida Note III resulting in a gain of $294,753 recorded in the statements of loss and comprehensive loss during the year ended December 31, 2020.

SKYLIGHT HEALTH GROUP INC. (formerly CB2 Insights Inc.)

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars)

18.	Promissory Note (continued)

The Merida Note III was measured at fair value on issuance date and the Company has elected to carry the note at FVTPL. In measuring the fair value of the Note, the Company has used the Monte Carlo valuation technique. The Company recorded a loss on change in fair value of $1,872,238 in the statements of loss and comprehensive loss during the year ended December 31, 2020 on Merida Note III. As per the agreement of Merida Note III, during the year ended December 31, 2020, interest expense amounting to $191,705 was recorded on the Merida Note III which was settled in cash.

On October 29, 2020, the Company issued 10,412,250 common shares with a fair value of $5,518,493 in settlement of the outstanding principal amount of US$3 million Merida Note III. The number of shares were calculated using a negotiated share price of $0.38 which approximates the 8-day volume-weighted average closing price of the Company’s common shares on the CSE calculated on October 16, 2020. The fair value per share issued was $0.53 based on the stock price on the date of conversion. This resulted in a loss on debt settlement of $146,902 recorded in the statements of loss and comprehensive loss during the year ended December 31, 2020.

19.	Change in fair value of financial liabilities

		2020	2019
		$	$
Promissory note payable – Merida Note II	Note 18	311,738	587,368
Promissory note payable – Merida Note III	Note 18	1,872,238	—
Purchase consideration payable—ROSH	Note 6 & 23	(28,083)	(61,932)
Purchase consideration payable—NJAM	Note 7 & 23	109	(96,098)

		2,156,002	429,338

20.	Loan Payable

On April 27, 2020, the Company obtained a loan of $916,958 (US$652,500) from Citizens Bank N.A under the Paycheck Protection Program (PPP) offered by US Small Business Administration as part of COVID-19 relief measures. The loan carries an interest rate of 1% and the repayments would start from February 27, 2021 in equal monthly instalments over eighteen months. The PPP program allows for the loan to be forgiven if the disbursed amount is spent in accordance with specific guidelines. On December 1, 2020, the Company applied for loan forgiveness, and if approved, the loan amount would be reclassified as a grant in the statements of loss and comprehensive loss.

The loan was measured at fair value on receipt date using effective interest method and the difference between the fair value and receipt amount was recorded as deferred income under accrued liabilities. This difference represents the benefit received by the Company due to reduced interest rate on the loan and over the term of the loan, this benefit will be recognized as other income in the statement of loss and comprehensive loss.

As at December 31, 2020, the carrying amount of the loan is $762,103 of which $446,196 is current while $315,907 is non-current. The instalments outstanding on the loan, as at December 31, 2020, are $830,763 of which $503,640 is current while $327,123 is non-current. During the year ended December 31, 2020, the Company recognised an amount of $39,798 as other income and $61,112 as accretion expense on the loan.

SKYLIGHT HEALTH GROUP INC. (formerly CB2 Insights Inc.)

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars)

21.	Income tax

The deferred income tax expenses shown in the consolidated statements of loss and comprehensive loss differs from the amounts obtained by applying statutory rates due to the following:

	December 31, 2020	December 31, 2019
	$	$
Statutory rate	26.5%	26.5%
Net loss before income taxes	(9,481,357)	(10,862,942)

Expected tax expense (recovery)	(2,512,533)	(2,878,680)
Tax rate differential for foreign taxes	(2,601)	(25,909)
Permanent differences	1,735,149	333,470
Changes in tax benefits not recognised	779,985	2,682,629

	—	111,510

	$	$
The Company’s income-tax (recovery) is allocated as follows:
Current income tax	—	—
Deferred income tax	—	111,510

	—	111,510

Deferred Tax

The following table summarizes the components of unrecognised tax benefits:

	2020	2019
	$	$
Capital assets	348,000	941,000
Losses carried forward	3,006,000	2,429,000
Unrealized gain	(17,000)	(17,000)
Undeducted interest	140,000	142,000
Financing costs	41,000	56,000

Losses carried forward	3,518,000	3,551,000
Deferred tax assets not recognized	(3,518,000)	(3,551,000)

The Company has non-capital losses to reduce future taxable income, benefit of which has not been recognized. If unutilized, these losses will expire as follows:

	Year	$
Expires	2034	20,000
	2035	104,000
	2036	211,000
	2037	429,000
	2038	1,826,000
	2039	6,545,000
	unlimited	3,160,000

		12,295,000

SKYLIGHT HEALTH GROUP INC. (formerly CB2 Insights Inc.)

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars)

22.	Share Capital

a) Authorized share capital

Unlimited number of voting common shares without par value

b) Common shares issued

	Number of common shares	Share Capital
	#	$
Balance, January 1, 2019	63,373,816	7,794,137
Private placement (i)(ii)	5,133,338	1,711,384
Share issuance costs - warrant	—	(25,799)
Share issuance costs - cash (iii)	—	(21,726)
Shares issued in settlement of convertible debt (vi)	7,594,547	1,093,549
Shares issued on acquisitions (Note 5,6 and (viii))	950,000	294,500
Rights issue (vii)	7,281	3,276
Shares issued in settlement of accrued interest (x)	2,297,498	369,131
Exercise of stock options (iv) (v)	355,560	67,954
Share issued in settlement of contingent consideration	1,000,380	144,930
Shares issued and to be issued against exercise of warrants	760,686	289,161
Shares issued on reverse takeover (Note 4 and (ix))	1,363,636	504,273

Balance, December 31, 2019	82,836,742	12,224,770

Private placement (i)	34,453,641	3,897,980
Bought deals (i)	26,036,000	19,550,920
Share issuance costs - cash (i)	—	(1,834,037)
Share issuance costs - warrant (i)	—	(988,267)
Shares issued in settlement of promissory note (ii)	10,412,250	5,518,493
Share-based compensation (iii)	2,516,756	269,264
Shares issued for services (iv)	1,465,906	390,149
Shares issued in settlement of accrued interest (v)	2,439,312	229,722
Share issued in settlement of contingent consideration (vi)	4,389,556	553,948
Shares issued against exercise of warrants (vii)	8,667,503	2,790,684
Exercise of stock options (viii)	1,457,280	755,981
Shares issued in lieu of directors’ fees (ix)	675,000	94,500

Balance, December 31, 2020	175,349,946	43,454,107

2020

(i)

Private placements

On September 25, 2020, the Company completed a non-brokered private placement for gross proceeds of $5,168,046 with the issuance of 34,453,641 subscription receipt units at an issue price of $0.15 per unit. Upon issuance, each subscription receipt unit automatically converted into one common share and one-half common share purchase warrant. Each whole warrant is exercisable to purchase one common share of the Company at a price of $0.20 per share for a period of two (2) years from the date of issuance.

SKYLIGHT HEALTH GROUP INC. (formerly CB2 Insights Inc.)

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars)

22.	Share Capital (continued)

b) Common shares issued (continued)

2020 (continued)

The fair value of the 17,243,486 warrants contained in the Units issued on this date was estimated using the Black-Scholes option pricing model at $0.11 per warrant, based on the following assumptions: underlying share price of $0.175 per share, expected annualized volatility of 138.52%; risk-free interest rate of 0.35%; expected dividend yield of 0%; and expected life of 2 years. Out of the total gross proceeds from the private placement, the fair value of warrants amounting to $1,270,066 was allocated to warrant reserve.

The Company also issued 1,337,788 broker warrants in combination with the closing of the subscription receipt unit financing. Each broker warrant entitles the holder to purchase one common share of the Company at a price of $0.20 per share for a period of two (2) years from the date of issuance. The fair value of the 1,337,788 broker warrants issued was estimated using the Black-Scholes option pricing model at $0.11 per warrant, based on the following assumptions: underlying share price of $0.175 per share, expected annualized volatility of 138.52%; risk-free interest rate of 0.35%; expected dividend yield of 0%; and expected life of 2 years. In relation to the private placement, the Company also paid cash issuance cost of $180,263. The fair value of broker warrants and cash issuance cost was allocated to shares and warrants on a pro-rata basis based on their relative fair values.

All securities issued in connection with the private placement were subject to a statutory hold period of four months and one day from the date of issuance in accordance with applicable securities laws.

Bought deals

On November 19, 2020, the Company closed a bought deal offering with a syndicate of underwriters and pursuant to which the Underwriters were issued, on a bought deal basis, 12,236,000 common shares of the Company at a price of $0.47 per share for aggregate gross proceeds to the Company of $5,750,920.

The Company also issued 872,480 broker warrants in combination with the closing of the offering. Each broker warrant entitles the holder to purchase one common share of the Company at a price of $0.47 per share for a period of two (2) years from the date of issuance. The fair value of the 872,480 broker warrants issued was estimated using the Black-Scholes option pricing model at $0.31 per warrant, based on the following assumptions: underlying share price of $0.47 per share, expected annualized volatility of 139.21%; risk-free interest rate of 0.27%; expected dividend yield of 0%; and expected life of 2 years. In relation to the bought deal, the Company also paid cash issuance cost of $755,617.

On December 30, 2020, the Company closed a bought deal offering with a syndicate of Underwriters pursuant to which the Underwriters were issued, on a bought deal basis, 13,800,000 common shares of the Company for aggregate gross proceeds to the Company of $13,800,000.

The Company also issued 771,360 broker warrants in combination with the closing of the offering. Each broker warrant entitles the holder to purchase one common share of the Company at a price of $1.00 per share for a period of two (2) years from the date of issuance. The fair value of the 771,360 broker warrants issued was estimated using the Black-Scholes option pricing model at $0.78 per warrant, based on the following assumptions: underlying share price of $1.12 per share, expected annualized volatility of 139.25%; risk-free interest rate of 0.2%; expected dividend yield of 0%; and expected life of 2 years. In relation to the bought deal, the Company also paid cash issuance cost of $936,207.

SKYLIGHT HEALTH GROUP INC. (formerly CB2 Insights Inc.)

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars)

22.	Share Capital (continued)

b) Common shares issued (continued)

2020 (continued)

(ii) On October 29, 2020, the Company issued 10,412,250 shares valued at $0.53 per share to extinguish the Merida Note III payable.

(iii) On January 26, 2020, a total of 1,248,460 common shares valued at $0.10 were issued to CEO and President in lieu of accrued compensation. On April 21, 2020, 313,750 common shares valued at $0.08 were issued to CEO and President in lieu of accrued compensation. On August 5, 2020, 954,546 common shares valued at $0.125 per share were issued to CEO and President in lieu of accrued compensation.

(iv) On January 26, 2020, 300,000 common shares valued at $0.140 were issued to a consultant for services rendered and 263,667 valued at $0.105 common shares were issued to settle accounts payable. On April 21, 2020, 422,535 common shares valued at $0.071 per share were issued to a consultant for services rendered and 87,889 common shares valued at $0.090 were issued to settle accounts payable. On September 29, 2020, 102,877 common shares valued at $0.175 per share were issued to a consultant for services rendered.

On December 3, 2020, the Company issued 125,000 common shares valued at $0.62 per share to a consultant for services rendered. On December 30, 2020, the Company issued 163,938 common shares valued at $1.14 to consultants for services rendered.

(v) On January 28, 2020, the Company issued 1,218,756 common shares valued at $0.10 per share in settlement of $115,906 accrued interest on the Merida Note II for the quarter ended December 31, 2019. On April 21, 2020, the Company issued 1,213,443 common shares valued at $0.093 per share in settlement of $113,247 accrued interest on Merida Note II for the quarter ended March 31, 2020.

On April 21, 2020, the Company issued 7,113 common shares in the Company valued at $0.08 per share to related parties in settlement of $569 accrued interest on loan provided to the Company.

(vi) On January 24, 2020, the Company executed the amended agreement with the previous owners of NJAM, whereby all contingent earn-out payments were removed in exchange for issuance of 2,500,000 common shares in the Company valued at $0.14 per share amounting to $350,000.

On April 21, 2020, the Company issued 882,978 common shares in the Company valued at $0.111 to the previous owners of ROSH on achievement of a milestone in accordance with the original purchase agreement amounting to $98,370. On June 26, 2020, the Company issued 1,006,578 common shares in the Company valued at $0.105 to the previous owners of ROSH on achievement of a milestone in accordance with the original purchase agreement amounting to $105,578.

(vii) During January to June 2020, shareholders exercised 4,970,503 warrants valued at $0.09 per common share. In relation to the warrants exercise, the Company also incurred cash issuance costs of $6,250.

During October 2020, shareholders exercised 3,630,000 warrants at an exercise price of $0.20 per share.

During November and December 2020, shareholders exercised 67,000 warrants at an exercise price of $0.80 per share.

The fair value of the warrants exercised amounting to $1,563,739 was also reclassified from the Warrant reserve to Share capital.

SKYLIGHT HEALTH GROUP INC. (formerly CB2 Insights Inc.)

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars)

22.	Share Capital (continued)

b) Common shares issued (continued)

2020 (continued)

(vii) On July 23, 2020, a consultant exercised 41,750 options at an exercise price of $0.80 per share.

On October 19, 2020, a shareholder exercised 153,030 options at an exercise price of $0.165 per share.

On November 13, 2020 and December 2, 2020, shareholders exercised a total of 580,000 options at an exercise price of $0.165—$0.44 per share.

On December 3, 2020, a consultant exercised 20,000 options at an exercise price of $0.165 per share.

On December 15, 2020, an employee exercised 12,500 options at an exercise price of $0.081 per share.

On December 15, 2020, a shareholder exercised 150,000 options at an exercise price of $0.165 per share.

On December 29, 2020, a consultant exercised 500,000 options at an exercise price of $0.185 per share.

The fair value of the options exercised amounting to $356,087 was also reclassified from the Option reserve to Share capital.

(viii) On January 26, 2020, the Company issued 675,000 common shares valued at $0.14 per share to Directors as compensation for their services.

2019

Private placements

(i) On January 17, 2019, the Company completed a private placement financing with the issuance of an aggregate of 374,998 Units at a price of $0.50 per Unit for gross proceeds of $187,499. Each Units consists of 1 common share and one half common share purchase warrant. An aggregate of 187,499 warrants were issued with each whole warrant exercisable to purchase one common share of the Company at a price of $0.80 for a period of three (3) years from issuance. The fair value of the 187,499 warrants contained in the Units issued on this date was estimated using the Black-Scholes option pricing model at $0.26 per warrant, based on the following assumptions: underlying share price of $0.37 per share, expected annualized volatility of 144.32%; risk-free interest rate of 1.82%; expected dividend yield of 0%; and expected life of 3 years.

(ii) During January and February 2019, the Company closed four tranches of private placement financing of subscription receipts with the issuance of 4,758,340 Subscription Receipt Units for gross proceeds of $2,379,170. Each Subscription Receipt Unit converts automatically into one common share and one half common share purchase warrant. An aggregate of 4,758,340 common shares and 2,379,170 warrants are issuable on conversion of the Subscription Receipt Units, with each whole warrant being exercisable to purchase one common share of the Company at a price of $0.80 for a period of three (3) years from issuance.

The fair value of the 2,379,170 warrants contained in the Subscription Receipt Units issued on this date was estimated using the Black-Scholes option pricing model at $0.26 per warrant, based on the following assumptions: underlying share price of $0.37 per share, expected annualized volatility of144.32%; risk-free interest rate of 1.77%; expected dividend yield of 0%; and expected life of 3 years. The Company also issued 26,040 broker warrants in combination with the closing of the Subscription Receipt Units.

SKYLIGHT HEALTH GROUP INC. (formerly CB2 Insights Inc.)

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars)

22.	Share Capital (continued)

b) Common shares issued (continued)

2019 (continued)

Private placements (continued)

Each broker warrant entitling the holder to purchase one Unit at $0.50 for a period of three (3) years, with each whole warrant being exercisable to purchase one common share of the Company at a price of $0.80 for a period of three (3) years from issuance. The fair value of the 26,040 broker warrants contained in the Units issued on this date was estimated using the Black-Scholes option pricing model at $0.25 per warrant, based on the following assumptions: underlying share price of $0.36 per share, expected annualized volatility of 144.32%; risk-free interest rate of 1.77%; expected dividend yield of 0%; and expected life of 3 years.

(iii) In relation to 2019 private placements, the Company paid cash issuance costs of $23,730, the total of which was allocated to shares and warrants on a pro-rata basis based on their relative fair values.

(iv) On February 1, 2019, a consultant exercised 300,000 options at a price of $0.016 per share.

(v) On March 5, 2019 a consultant exercised 55,560 options at a price of $0.09 per share. The fair value of the options exercised amounting to $58,154 was also reclassified from the Options reserve to Share capital.

(vi) On March 5, 2019, $959,000 principal amount debentures, plus accrued interest of $84,632, were converted into 7,594,547 shares of SHG. The total amount of shares includes a 10% increase in the number of shares to be issued upon conversion as the Company was unable to complete the going public transaction by the Conversion Date as stipulated in the debenture agreement.

(vii) During May 2019, shareholders exercised 7,281 rights shares at a price of $0.45 per share.

(viii) On April 4, 2019 and April 9, 2019, the company completed the acquisitions of Rae of Sunshine Health Services (“ROSH”) LLC and MedEval Clinic LLC respectively and issued common shares as part of the purchase consideration.

(ix) The Company issued common shares as per the Share Exchange Agreement executed between MVC and SHG for the Reverse Takeover of SHG by MVC.

(x) On July 12, 2019, 1,219,520 common shares were issued in settlement of $241,090 accrued interest on the Merida Note II and the Company incurred issuance cost amounting to $6,142 for these shares. On November 14, 2019, 1,077,978 common shares were issued in settlement of $128,041 accrued interest on the Merida Note II.

(xi) During December 2019, shareholders exercised 760,686 warrants at a price of $0.09 per share. The fair value of the warrants exercised amounting to $220,699 was also reclassified from the Warrant reserve to Share capital.

Warrants

As more fully described under “Private placements” and “Bought deals”, during the year ended December 31, 2020, the Company issued 18,581,274 common share purchase warrants with an exercise price of $0.20 including the broker warrants, for the purchase of units, with an exercise price of $0.20.

SKYLIGHT HEALTH GROUP INC. (formerly CB2 Insights Inc.)

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars)

22.	Share Capital (continued)

Warrants (continued)

As detailed in “Bought deals”, under two different offerings, the Company issued 872,480 and 771,360 broker warrants with an exercise price of $0.47 and $1.00 in combination with the closing of the offering.

As detailed in “Promissory Note”, for consideration of the amendment of Merida Note III, the Company issued 3,000,000 common share purchase warrants with an exercise price of $0.14.

During the year ended December 31, 2020, 5,912,850 warrants expired and the fair value of these expired warrants amounting to $1,683,782 (December 31, 2019: $nil) was removed from the Warrant reserve.

As more fully described under “Private Placements”, in conjunction with private placements during the year ended December 31, 2019, the Company issued 2,566,669 common share purchase warrants with an exercise price of $0.80 and 26,040 broker warrants, for the purchase of units, with an exercise price of $0.80.

A summary of the warrant activity for the year ended December 31, 2020 and 2019 is as follows:

	Number of Warrants	Weighted Average Exercise Price
	#	$
Balance, December 31, 2018	13,547,180	0.42
Granted upon RTO of SHG	151,515	1.65
Granted	2,592,710	0.80
Exercised	(760,686)	0.50

Balance, December 31, 2019	15,530,719	0.56

Exercised	(8,667,503)	0.43
Expired	(5,912,850)	0.57
Granted	23,225,118	0.23

Balance, December 31, 2020	24,175,484	0.25

At December 31, 2020, a summary of warrants outstanding and exercisable is as follows:

Range of exercise prices	Number outstanding	Weighted Average Exercise Price	Weighted Average Remaining Life
	#	$	Years
< $0.20	21,610,974	0.19	1.84
$0.47 - $0.50	898,920	0.47	1.87
$0.80 - $1.00	1,665,590	0.89	1.52

	24,175,484	0.25	1.81

SKYLIGHT HEALTH GROUP INC. (formerly CB2 Insights Inc.)

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars)

22.	Share Capital (continued)

Options

On January 23, 2019, the Company granted an aggregate of 485,000 options to employees, directors and consultants. These options are exercisable over a period of 1-5 years from the date of grant with exercise prices ranging from $0.44- $0.50, vesting over 4 years for employees and immediately for directors and consultants.

On April 17, 2020, the Company granted an aggregate of 2,060,777 options to employees and consultants. These options are exercisable over a period of 5 years from the date of grant with exercise price of $0.081 vesting over 3 years from the date of grant.

On August 4, 2020, the Company cancelled 605,928 stock options granted to employees in prior years. These options were replaced by those previously granted to employees on April 17, 2020.

On August 18, 2020, the Company granted 2,736,440 options to Directors. 25% of the options vest immediately at an exercise price of $0.115, 25% vest after 6 months from the date of grant at an exercise price of $0.125, 25% vest after 12 months from the date of grant at an exercise price of $0.15 and 25% vest after 18 months from the date of grant at an exercise price of $0.175.

On September 18, 2020 the Company issued 600,000 options to a consultant for their services. The options are exercisable at $0.185 per share and vest 25% upon grant, 25% upon closing of a $500,000 private placement during September 2020 and 50% upon the share price of the Company reaching $0.30 per share on the CSE for 20 consecutive days. The Company also cancelled 2,485,134 stock options granted to Directors on November 5, 2018, which had an exercise price of $0.44 per share.

On November 27, 2020, 2,550,000 options were issued to consultants at an exercise price of $0.51—$0.60 per share. 1,300,000 options vested fully upon grant, 1,000,000 options vest 50% upon grant and 50% on commencement of trading on the NASDAQ and 250,000 options vests in batches of 25% upon grant, of 3 months, 6 months and 9 months from the date of grant.

On December 2, 2020, the Company granted 3,176,000 options to the Directors at an exercise price of $0.77 per share. The options vested fully upon grant.

On December 9, 2020 the Company granted 100,000 options to a consultant for their services. The options are exercisable at $0.94 per share, 50% vest after one year from the date of grant and 50% vest after two years from the date of grant.

On December 14, 2020, the Company granted 500,000 options to consultants for their services. The options are exercisable at $1.11 per share and vested fully upon grant.

On December 30, 2020, the Company granted 223,380 options to Directors at an exercise price of $1.14 per share. The options vested fully upon grant.

As detailed in “Common shares issued”, during the year ended December 31, 2020, 1,457,280 options were exercised. In addition, during the year ended December 31, 2020, 1,151,693 options were expired and the fair value of these expired options amounting to $1,159,737 (December 31, 2019: $nil) was removed from the option reserve.

SKYLIGHT HEALTH GROUP INC. (formerly CB2 Insights Inc.)

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars)

22.	Share Capital (continued)

Options (continued)

A summary of the options activity for the periods ended December 31, 2020 and 2019 is as follows:

	Number of Options	Weighted Average Exercise Price
	#	$
Balance, December 31, 2018	5,925,868		0.36
Granted upon RTO of SHG	666,060		0.39
Granted	485,000		0.47
Exercised	(355,560)		0.05

Balance, December 31, 2019	6,721,368		0.38

Granted	11,946,597		0.45
Exercised	(1,457,280)		0.27
Expired	(1,151,693)		0.20
Cancelled	(3,091,062)		0.44

Balance, December 31, 2020	12,967,930		0.56

At December 31, 2020, a summary of stock options outstanding and exercisable is as follows:

Range of exercise prices	Number outstanding	Weighted average Exercise Price	Weighted Average Remaining Life	Number exercisable	Weighted average exercise price
	#	$	(years)	#	$
< $0.25	5,999,330	0.12	4.02	2,367,522	0.12
$0.25 - $0.49	151,820	0.39	2.09	75,729	0.41
$0.50 - $0.74	2,817,400	0.53	1.40	2,817,400	0.53
$0.75 - $0.99	3,276,000	0.78	4.89	3,276,000	0.78
$1.00 - $1.14	723,380	1.12	2.89	723,380	1.12

	12,967,930	$0.43	3.59	9,260,030	$0.56

The aggregate fair value of the 11,946,597 stock options granted during the year ended December 31, 2020 amounted to $4,499,053. The fair value of the options was calculated using the Black-Scholes model using a risk-free interest rate of 0.2%—2.17%, volatility of 139.25%~144.32%, expected life of 1 to 5 years, and 0% dividend yield.

The fair value of the 485,000 stock options issued during the year ended December 31, 2019 amounted to $108,517. The fair value of the options was calculated using the Black-Scholes model using a risk-free interest rate of 1.57%—1.85%, volatility of 144.32%, expected life of 1 to 5 years, and 0% dividend yield.

During the year ended December 31, 2020, $4,312,647 (December 30, 2019—$1,120,813) has been recognized as a share-based compensation expense for the options vested during the period.

SKYLIGHT HEALTH GROUP INC. (formerly CB2 Insights Inc.)

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars)

23.	Financial Instruments and Risk Management

The Company is exposed, in varying degrees, to a variety of financial related risks. The type of risk exposure and the way in which such exposure is managed is provided as follows:

Credit risk

Credit risk is the risk that one party to a financial instrument will fail to discharge an obligation and cause the other party to incur a financial loss. The Company’s primary exposure to credit risk is on cash and trade and other receivables and receivable from related party as at December 31, 2020 and 2019. The bank balances are deposited with high credit rated banks, therefore the credit risk is limited. The Company has established procedures to manage credit exposure including credit approvals and credit limits. These procedures are mainly due to the Company’s internal guidelines.

Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company manages liquidity risk by maintaining cash balances to ensure that it is able to meet its short term and long-term obligations as and when they fall due. The Company manages Company-wide cash projections centrally and regularly updates projections for changes in business and exchange rates. The expected timing of consolidated cash flows relating to financial liabilities as at December 31, 2020 and 2019, is as follows:

December 31, 2020	Less than 1 year $	1-3 years $	3-5 years $	Total $
Accounts payable and accrued liabilities	1,123,275	—	—	1,123,275
Loan payable	515,816	328,247	—	844,063
Purchase consideration payable	526,393	—	—	526,393
Lease Liabilities	562,875	610,777	148,624	1,322,275

	2,678,539	926,684	148,624	3,734,046

December 31, 2019	Less than 1 year $	1-3 years $	3-5 years $	Total $
Accounts payable and accrued liabilities	1,849,115	—	—	1,849,115
Payable to related parties	24,840	—	—	24,840
Promissory note payable	4,003,465	—	—	4,003,465
Purchase consideration payable	566,318	—	—	566,318
Lease Liabilities	769,570	883,441	—	1,653,011

	7,213,308	883,441	—	8,096,749

Foreign currency risk

Currency risk relates to the risk that the fair values or future cash flows of the Company’s financial instruments will fluctuate because of changes in foreign exchange rates. Exchange rate fluctuations affect the revenues and costs that the Company earns and incurs in its operations.

The Company’s presentation currency is the Canadian dollar and the Company’s subsidiaries operate in the United States and therefore a majority of revenues are earned in US dollars. The Company also holds US dollar denominated debt. The fluctuation of the Canadian dollar in relation to the US dollar will consequently impact the profitability of the Company and may also affect the value of the Company’s assets and liabilities and the amount of shareholders’ equity.

SKYLIGHT HEALTH GROUP INC. (formerly CB2 Insights Inc.)

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars)

23.	Financial Instruments and Risk Management (continued)

Foreign currency risk (continued)

The Company’s net monetary position in the US dollar as of December 31, 2020 and 2019 is summarized below with the effect on earnings before tax of a 10% fluctuation of the US dollar to the Canadian dollar:

	2020 $	2019 $
Net monetary asset (liability) position (CA$ Equivalent)	352,782	(4,337,877)
Impact of 10% variance	35,278	(433,788)

Interest rate risk

Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company’s exposure to interest rate risk is limited and only relates to its ability to earn interest income on cash balances at variable rates. Changes in short term interest rates will not have a significant effect on the fair value of the Company’s cash account.

Fair value

The Company classified and subsequently measured cash, trade and other receivables, accounts payable and accrued liabilities, payable to related parties and loan payable at amortized cost and the fair value of these financial instruments approximates carrying value due to their short-term nature and/or carrying market rates of interest. Promissory note payable and purchase consideration payable are classified at fair value through profit or loss (FVTPL). There were no transfers to or from any level of the fair value hierarchy during the year ended December 31, 2020.

Level 3 hierarchy:

The following tables illustrate the classification and hierarchy of the Company’s financial instruments, measured at fair value in the statements of financial position as at December 31, 2020 and December 31, 2019:

As at December 31, 2020—(Liabilities, at fair value)
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Aggregate Fair Value
	$	$	$	$
Promissory note payable	—	—	—	—
Purchase consideration payable	—	—	—	—

SKYLIGHT HEALTH GROUP INC. (formerly CB2 Insights Inc.)

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars)

23.	Financial Instruments and Risk Management (continued)

Fair value (continued)

	As at December 31, 2019—(Liabilities, at fair value)
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Aggregate Fair Value
	$	$	$	$
Promissory note payable	—	—	4,003,465	4,003,465
Purchase consideration payable	—	—	566,318	566,318

The following table presents the changes in fair value measurements of financial instruments classified as Level 3. These financial instruments are measured at fair value utilizing non-observable market inputs. The net change in unrealized gains or losses is recognized in the statements of loss.

Merida Note III	Opening balance	Addition	Interest repaid during the year	Repaid during the year	Warrants issued for amendment	Fair valuation impact	Loss on conversion	Foreign exchange Impact	Closing balance
	$	$	$	$	$	$	$	$	$
2020	—	3,907,203	(191,705)	(5,518,493)	(216,145)	1,872,238	146,902	—	—

Merida Note II	Opening balance	Addition	Interest repaid during the year	Repaid during the year	Fair valuation impact	Foreign exchange impact	Closing balance
	$	$	$	$	$	$	$
2020	4,003,465	—	(113,247)	(4,201,956)	311,738	—	—
2019	—	4,056,298	(243,947)	—	191,114	—	4,003,465

NJAM closing liability	Opening balance	Addition	Repaid during the year	Fair valuation impact	Foreign exchange impact	Closing balance
	$	$	$	$	$	$
2020	344,378	—	(350,000)	109	5,513	—
2019	—	543,278	(122,148)	(96,098)	19,346	344,378

SKYLIGHT HEALTH GROUP INC. (formerly CB2 Insights Inc.)

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars)

23.	Financial Instruments and Risk Management (continued)

Fair value (continued)

ROSH closing liability	Opening balance	Addition	Repaid during the year	Fair valuation impact	Foreign exchange impact	Closing balance
	$	$	$	$	$	$
2020	221,940	—	(203,948)	(28,083)	10,091	—
2019	—	472,158	(265,070)	(61,932)	76,784	221,940

The following table presents the fair value categorized by key valuation techniques and the unobservable inputs used within Level 3 as at:

December 31, 2020
Description	Valuation technique	Fair Value	Unobservable inputs
		$
Promissory note payable	—	—	(i	)

December 31, 2019
Description	Valuation technique	Fair Value	Unobservable inputs
		$
Promissory note payable	Monte Carlo Simulation	4,033,465	(i	)
Purchase consideration payable—NJAM	Monte Carlo Simulation	344,378	(i	)
Purchase consideration payable—ROSH	Monte Carlo Simulation	221,940	(i	)

(i)	Please refer to the assumptions used in the tables of sensitivity analysis below.

As the valuation of financial instruments for which market quotations are not readily available and are inherently uncertain, the values may fluctuate materially within short periods of time and are based on estimates, and determinations of fair value may differ materially from values that would have resulted if a ready market existed for the investments. Key assumptions and sensitivities of Level 3 financial instruments are shown as follows:

A 5% change in the following assumptions will have the following impact on the fair value of promissory note as at December 31, 2019:

	Original	+5%	-5%
	$	$	$
Share price volatility	4,003,465	4,002,813	4,004,340
Discount rate	4,003,465	3,984,029	4,023,125

SKYLIGHT HEALTH GROUP INC. (formerly CB2 Insights Inc.)

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars)

23.	Financial Instruments and Risk Management (continued)

Fair value (continued)

A 5% change in the following assumptions will have the following impact on the fair value of consideration payable for NJAM as at December 31, 2019:

	Original	+5%	-5%
	$	$	$
Asset volatility	344,378	337,462	337,522
Revenue forecast	344,378	344,714	330,986
Discount rate (cash coupon)	344,378	337,983	337,805

A 5% change in the following assumptions will have the following impact on the fair value of consideration payable for ROSH as at December 31, 2019:

	Original	+5%	-5%
	$	$	$
Share price volatility	221,940	217,585	226,296
Asset volatility	221,940	230,478	213,403
Revenue forecast	221,940	226,499	217,382
Discount rate (cash coupon)	221,940	221,438	222,443

24.	Capital management

The Company manages its capital to maintain its ability to continue as a going concern and to provide returns to shareholders and benefits to other stakeholders. The capital structure of the Company consists of equity comprised of issued share capital and reserves ($27,637,964 and $1,387,333 as at December 31, 2020 and December 31, 2019, respectively).

The Company manages its capital structure and makes adjustments to it in light of economic conditions. The Company, upon approval from its Board of Directors, will balance its overall capital structure through new share issues or by undertaking other activities as deemed appropriate under the specific circumstances. The Company is not subject to externally imposed capital requirements and the Company’s overall strategy with respect to capital risk management remains unchanged from the year ended December 31, 2019.

SKYLIGHT HEALTH GROUP INC. (formerly CB2 Insights Inc.)

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars)

25.	Related party disclosures

Compensation of key management personnel

Key management personnel are those persons having authority and responsibility for planning, directing and controlling the activities of the Company, directly or indirectly. Key management personnel include the Company’s Chief Executive Officer (“CEO”), President, Chief Financial Officer (“CFO”) and members of the Company’s Board of Directors.

The amounts disclosed in the table below are the amounts recognized as an expense during the reporting period related to key management personnel.

	Year ended December 31, 2020	Year ended December 31, 2019
	$	$
Salary and short-term employee benefits	1,261,057	448,000
Share based compensation	2,320,236	405,061
Professional services	55,618	42,540

	3,636,911	895,601

Payable to related parties $nil (December 31, 2019 - $24,840) comprise of short-term loan from shareholders carrying an interest rate of 8%.

26.	Segmented information

The Company has two reportable segments related to its clinic and software businesses which also align with the two countries in which it operates, namely, United States and Canada, respectively. Corporate costs are included in the Canadian segment. The disclosure with regards to the Company’s aforementioned segments and locations are listed below:

Year ended December 31, 2020	USA (Clinics)	Canada (Software)	Total
	$	$	$
Revenue	12,897,826	243,401	13,141,227
Cost of Sales	4,111,765	—	4,111,765

Gross profit	8,786,061	243,401	9,029,462

Total operating expenses	7,338,416	8,744,856	16,083,272

Income (loss) from operations	1,447,645	(8,501,455)	(7,053,810)

Foreign exchange loss	—	178,134	178,134
Gain on debt settlement	—	(147,851)	(147,851)
Change in fair value of financial liabilities	(27,974)	2,183,976	2,156,002
Accretion on purchase consideration payable and loan payable	75,062	—	75,062
Interest on lease liabilities	161,855	4,345	166,200

Net loss before income tax	1,238,702	(10,720,059)	(9,481,357)
Income tax expense	—	—	—

Net income (loss)	1,238,702	(10,720,059)	(9,481,357)

SKYLIGHT HEALTH GROUP INC. (formerly CB2 Insights Inc.)

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars)

26.	Segmented information (continued)

Year ended December 31, 2020	USA (Clinics)	Canada (Software)	Total
	$	$	$
Non-current assets	9,361,370	749,626	10,110,996
Total assets	11,468,705	20,003,372	31,472,077
Total liabilities	3,273,724	560,389	3,834,113

Year ended December 31, 2019	USA (Clinics)	Canada (Software)	Total
	$	$	$
Revenue	13,278,075	145,672	13,423,747
Cost of Sales	4,100,672	—	4,100,672

Gross profit	9,177,403	145,672	9,323,075

Total operating expenses	11,863,957	6,743,669	18,607,626

Income (loss) from operations	(2,686,554)	(6,597,997)	(9,284,551)

Foreign exchange loss	—	266,422	266,422
Reverse takeover transaction cost	—	807,995	807,995
Change in fair value of financial liabilities	(158,030)	587,368	429,338
Accretion on convertible debentures	—	28,632	28,632
Interest on lease liabilities	201,990	10,325	212,315
Gain on debt settlement	—	(166,311)	(166,311)

Net loss before income tax	(2,730,514)	(8,132,428)	(10,862,942)
Income tax expense	111,510	—	111,510

Net income (loss)	(2,842,024)	(8,132,428)	(10,974,452)

Year ended December 31, 2019	USA (Clinics)	Canada (Software)	Total
	$	$	$
Non-current assets	7,985,915	996,140	8,982,055
Total assets	7,834,183	1,649,899	9,484,082
Total liabilities	2,814,005	5,282,744	8,096,749

27.	Subsequent events

The Company has evaluated subsequent events until April 19, 2021 and are presented below:

(i) On January 4, 2021, the Company’s shares were voluntarily delisted from the Canadian Securities Exchange. On January 5, 2021, The Company’s shares commenced trading on the TSX-V under the symbol “SHG”.

(ii) On January 4, 2021 (the “Closing Date”), the Company acquired 100% of the identified assets of Colorado based primary care services clinic group Apex Family Medicine, LLC (“Apex”) for a total cash consideration of $2.36 million (US$1.85 million). The Company paid $ 1.24 million (US$0.97 million) on Closing Date while

$1.12 million (US$0.88 million) is payable in two instalments over a 6-months period. On April 5, 2021, the Company paid the first instalment of $0.56 million (US$0.44 million).

(iii) During January 2021, a shareholder exercised 3,750 options at an exercise price of $0.08 per share. In addition, during the same month, shareholders exercised 759,931 warrants at exercise prices ranging from

$0.20 to $0.80 per share.

SKYLIGHT HEALTH GROUP INC. (formerly CB2 Insights Inc.)

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Expressed in Canadian dollars)

27.	Subsequent events (continued)

(iv) On February 3, 2021 (the “Closing Date”), the Company acquired 100% of the identified assets of River City Medical Associates (“RCMA”), Inc., a Florida corporation doing business as “Absolute Injury & Pain Physicians”, “Absolute Neurology & Injury Physicians”, “Absolute Laser Pain Relief”, and “River City Primary & Urgent Care” for a total consideration of $5.62 million (US$4.4million) paid as follows:

•	$0.29 million (US$0.22 million) cash.

•	374,167 common shares in the Company valued at $1.28 per share amounting to $0.48 million (US$0.37 million).

•	$0.14 million (US$0.11 million) cash payable 120 days after the Closing Date for liabilities prior to Closing Date.

•	Common shares in the Company amounting to $1.9 million (US$1.5 million) to be issued in five equal instalments within 15 months after the Closing Date.

•	$2.81 million (US$ 2.2 million) funds held in an Escrow Account which will be released once the terms of the Transition Services Agreement have been satisfied.

(v) During February 2021, shareholders and a consultant exercised 70,074 options at exercise prices ranging from $0.08 to $1.14 per share while 1,135,000 options were issued to consultants and employees at an exercise price ranging from $1.50—$1.80 per share. In addition, during the same month, shareholders exercised 2,091,523 warrants at an exercise price of $0.20 to $1.00 per share.

(vi) During March 2021, a consultant exercised 19,000 options at an exercise price of $0.77 per share while 91,800 and 220,000 options were issued to board members and to a contactor, respectively, at an exercise price of $1.30 per share. In addition, during the same month, shareholders exercised 1,323,648 warrants at an exercise price of $0.20 per share.

(vii) On April 5, 2021 (the “Closing Date”), the Company acquired 100% of the membership interest of Colorado based Primary Care Clinic Group, Rocky Mountain for a total cash consideration of $13.78 million (US$11 million) paid as follows:

•	$10.64 million (US$8.49 million) cash

•	$2.06 million (US$1.65 million) cash payable in three equal instalments over two years from the Closing Date

•	$1.08 million (US$0.86 million) cash payable after working capital and other adjustment

(viii) On April 6, 2021, the Company settled the purchase consideration payable amounting to $0.47 million (US$0.38 million) for the acquisition of MCM.

(ix) During April 2021, shareholders exercised 5,357 warrants at an exercise price of $0.20 per share.

(x) From January to April 2021, 7,854 options held by consultants expired.